Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203691

PROSPECTUS SUPPLEMENT
(to Prospectus dated July 10, 2015)

9,625,871 Shares of Common Stock

Warrants to Purchase 9,625,871 Shares of Common Stock

We are offering 9,625,871 shares of our common stock. Each investor will also receive a warrant to purchase one share of our common stock at any time on or before 60 months from the date of issuance and at an exercise price of $1.50 per share for each share of common stock purchased. While the common stock and the warrants shall be sold together as a unit, the common stock and warrants will be issued separately.

Our common stock is listed on The Nasdaq Capital Market under the symbol “UNXL.” On November 20, 2015, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.25 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other nationally recognized trading system.

We have retained Roth Capital Partners, LLC to act as the lead placement agent and Ladenburg Thalman to act as the co-placement agent in connection with this offering. The placement agents have no obligation to buy any of the units from us or to arrange for the purchase or sale of any specific number or dollar amount of units. We have agreed to pay the placement agents the placement agent fees set forth in the table below, which assumes that we sell all of the units we are offering. See “Plan of Distribution” beginning on page S-38 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-13 of this prospectus supplement and page 8 in the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement.

	Per Unit	Placement Agent’s Fee(1)	Proceeds to us before expenses(2)
Public offering price	$0.85	$0.0595	$0.07905
Total	$8,181,990	$498,789.30	$7,683,200.70

(1)
The fees payable to the placement agents represent 7% of the gross proceeds for units sold in the offering; provided any sales to holders of the senior secured convertible notes issued by us on April 16, 2015 and on November 5, 2015 shall result in a fee of 4% of the gross proceeds received by the Company from the sale of such units.

(2)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the warrants being issued in this offering.

Delivery of the securities is expected to be made on or about November 30, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Lead Placement Agent

Roth Capital Partners

Co-Placement Agent

Ladenburg Thalmann

The date of this prospectus supplement is November 24, 2015.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and the accompanying warrants and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated July 10, 2015, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Unless the context requires otherwise, references to “we,” “us,” “our,” “the Company” or “UniPixel” refer to Uni-Pixel, Inc. and its consolidated subsidiaries.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus supplement, the accompanying prospectus and the information incorporated herein and thereby by reference include trademarks, servicemarks and tradenames owned by us or other companies. The name UniPixel and our logo are our trademarks. All trademarks, servicemarks and tradenames included or incorporated by reference in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

S-iii

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties, and industry and general publications. We have not independently verified any of the data from third party sources nor have we ascertained any underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock and the accompanying warrants. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information referred to under the heading “Risk Factors” in this prospectus supplement.

Uni-Pixel, Inc.

About Uni-Pixel, Inc.

Overview

Uni-Pixel, Inc. (NASDAQ: UNXL) develops and markets touch sensor films for the touch screen and flexible electronics markets. Our roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. We market our technologies for touch panel sensor and hard coat resin for cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard® brands.

We believe we are one of the technology leaders in the optical design and manufacturing of large area microstructured polymer film materials and related technologies for the display, flexible electronics, and automotive industries. Our microstructured polymer films, which we refer to as Performance Engineered Films (PEFs), are designed to lower the cost and improve functionality and performance of devices in the markets they address. We make transparent conductive films and flexible electronic films based on our proprietary manufacturing process for high volume, roll to roll printing of flexible thin-film conductor patterns. The process offers precision micro-electronic circuit patterning and modification of surface characteristics over a large area on an ultra-thin, clear, flexible, plastic substrate. These films may be incorporated into computer, tablet, printer and smartphone touch sensors, as well as automotive, applications. We sell the touch screen films under the brand XTouch™, as sub-components of a fully assembled touch sensor module.

In addition to the flexible electronic films described above, we have developed a hard coat resin that can be applied using film, spray or inkjet coating methods for applications as protective cover films, a cover lens replacement or a conformal hard coat for plastic components. We sell our hard coat resin and optical films under the Diamond Guard® brand.

We are headquartered in Santa Clara, California in Silicon Valley, with sales and research and development offices in The Woodlands, Texas and Taiwan, and a manufacturing facility in Colorado Springs, Colorado. Our original equipment manufacturer, or OEM, customers include Tier 1 PC and Tablet OEMs. In the quarter ended September 2015 the Company shipped commercially to three Tier 1 PC and Tablet OEMs for seven OEM products.

Atmel Corporation Asset Acquisition and License Agreements

On April 16, 2015 (the “Closing Date”), our wholly-owned subsidiary, Uni-Pixel Displays, Inc. (“Displays”), acquired from Atmel Corporation (“Atmel”), pursuant to the terms of a Purchase and Sale Agreement, a Patent License Agreement, an IP License Agreement, a Bill of Sale and Assignment and Assumption Agreement and two leases for real property, certain assets used for the production of capacitive touch sensors comprised of fine lines of copper metal photo lithographically patterned and plated on flexible plastic film (the “Touch Sensors”). Displays paid $450,000 for the machinery, parts and equipment needed to manufacture the Touch Sensors and the existing inventory on hand by issuing to Atmel a secured promissory note (the “Atmel Note”) which is due on or before the earlier of (i) the second anniversary of the closing date or (ii) the sale of equity and/or debt securities after the closing date pursuant to which Displays or any affiliate of ours receives gross proceeds of no less than $5 million. While the promissory note is secured by the purchased assets and certain accounts receivable, the security interest is subordinated to the security interest held by the holders of our Senior Secured Convertible Notes. Interest accrues on the unpaid principal amount at a rate equal to 2% per annum compounded semi-annually and is to be paid in arrears semi-annually, commencing with the six-month anniversary of the closing date. Pursuant to the Purchase and Sale Agreement, Displays assumed certain liabilities of Atmel, including open purchase and supply orders, related to the Touch Sensor business.

Through the Patent License Agreement, Atmel licensed to Displays a non-sublicensable, worldwide, royalty-bearing license under its Touch Sensors patents to make or have made, use, offer for sale, sell, and import the Touch Sensors. In consideration for this license, Displays agreed to pay an annual royalty fee during the initial five year term of the license (the “Initial Term”) of the greater of $3.25 million or 3.33% of the total net sales of the Touch Sensors during the Initial Term. Displays has the unilateral right to renew the license for a term of 10 years. If Displays exercises this right, the annual royalty fee will consist of 2.5% of the total net sales of the Touch Sensors until it reaches a total of $16.75 million, at which time no further annual royalty fees will be due. Upon execution of the Patent License Agreement, Displays paid a non-refundable, non-returnable prepayment of minimum annual royalty fees of $9.33 million (the “Royalty Prepayment”). The Royalty Prepayment will be applied to the annual royalty fees Displays owes under the Patent License Agreement. If, during the Initial Term, Displays’ cash balances as of the quarter end immediately prior to the date of the royalty period to which an unpaid annual royalty relates is less than $30 million, it may pay the annual royalty fee with a secured promissory note. If Displays decides to pay the annual royalty fee with a secured promissory note, the security interest will be subordinate to the security interest held by the holders of our Senior Secured Convertible Notes. Atmel has agreed that it will not enter into a license agreement for the licensed patents that is effective prior to the second anniversary of the closing date.

Through the IP License Agreement, Atmel licensed to Displays a non-sublicensable, worldwide, royalty-free license to the intellectual property necessary to make or have made, use, offer for sale, sell, and import the Touch Sensors. The term of the IP License Agreement is co-extensive with the term of the Patent License Agreement. Atmel has agreed that it will not enter into a license agreement for the licensed intellectual property that is effective prior to the second anniversary of the Closing Date.

As part of the asset acquisition, Displays also entered into leases with Atmel Corporation for Building 2 and Building 4, both of which are located at 1150 E. Cheyenne Mountain Boulevard, Colorado Springs, Colorado. The term of each lease is 18 months (the “Primary Lease Term”). The term of each lease may be extended for two additional six month periods. We believe that Building 2 and Building 4 are currently suitable for the operations related to the manufacture and distribution of the Touch Sensors.

Displays also acquired from CIT Technology Limited, an FLT (Fine Line Technology) Patent License Agreement and an FLT (Fine Line Technology) Intellectual Property License Agreement and entered into an agreement for the provision of manufacturing and technology transfer services.

Our Proprietary Technologies

We focus our research and development on projects that will generate long term high volume product purchases. The majority of our employees have degrees or advanced degrees in physics, mathematics, chemistry, materials science, or optics. Historically our development efforts have yielded numerous patents, as well as trade secrets and manufacturing know how that we believe gives us a competitive advantage with respect to our current intellectual properties. As of September 30, 2015, we had 16 patents issued, and 58 patents pending and also license in an additional 44 issued and 93 pending patents under the Atmel License.

Our patent-pending Copperhead technology used in conjunction with the FLT technology enables a high-fidelity manufacturing process to create complex micro-electronic patterns that enable what we believe are revolutionary new electronic printed circuits, such as projected capacitive touch sensors. We believe that the combined Copperhead and FLT process can dramatically simplify and reduce the complexity, cost and risk of manufacturing touch sensors and other electronic circuit applications. We are manufacturing and selling copper-based touch sensor films made by a combination of the in-licensed Atmel Technology, the fine line technology (“FLT”) and the Copperhead process as an alternative to traditional indium tin oxide (“ITO”) coated transparent materials used in a variety of electronic products. We believe the combined technologies will establish several patented competitive advantages over existing ITO and other metal mesh touch sensor technologies. These advantages include: sensor mesh designs that permit the thinnest cover lens, the lowest effective sheet resistance to enable the narrowest borders and passive stylus, patterning and processing of both sides of the substrate to produce one of the thinnest sensors and roll to roll manufacturing processes to lower device production cost. The resulting technology advantages allow our customers, PC and Tablet OEMs and Original Design Manufacturers, or ODMs, to reduce their product overall thickness, overall product footprint, weight, lower manufacturing costs and offer performance features such as passive stylus. Furthermore, this process is adaptive with polymer substrates and as a result may enable the production of flexible displays.

Additionally, during the development of our PEF technology, we were able to produce an ultra-hard coat surface, Diamond Guard®, which can be applied to plastic films and substrates to improve the scratch and abrasion resistance of these surfaces. We intend to apply Diamond Guard® to our XTouch™ sensors to lower sensor product costs and to enable new sensor products that are thinner and lighter. We also are working with third party coating manufacturers to develop Diamond Guard® as a coating for a variety of applications. We are initially focusing on the application of Diamond Guard® in the coating of acrylic plastic sheets to replace glass cover lenses in tablets and smart phones.

Our Target Markets

We are currently focusing our efforts on applications of our PEFs in the following areas:

Transparent Electrically Conductive Films

Our recent combination of the Atmel Technology, the FLT and the Copperhead process will enable us to enter a large and growing market for transparent touch screens. We believe this technology is a superior alternative to ITO as the transparent conducting layer in a touch screen device. Based upon calculations derived from DisplaySearch, on the worldwide touch panel market, we believe that the global film market for touch sensors could be $3 billion-$5 billion annually over the next five years. Our transparent electronically conductive films can be produced based on the combination of the Atmel Technology, the FLT and the Copperhead process at low cost and on large flexible polymer roll substrates. We believe this enables manufacturers to effectively produce large area touch screens at commercially viable costs with enhanced performance and functionality. In addition, we believe that the insertion of this technology into smaller devices will lead to thinner, lighter, lower cost and higher efficiency products. We intend to sell the touch screen films as sub-components of a touch sensor module.

We are currently working with touch screen manufacturers and OEMs to design products based on our technology.

Diamond Guard® Cover Glass replacement and Protective Cover Films

We have designed, developed and demonstrated production capabilities of micro-structured and hard coated films for use as cover glass replacement and protective cover films for touch and multi touch electronic computing devices. We believe that our Diamond Guard® hard coat materials are unique in the market as compared to other similar products because our hard coat surface treatments offer better functional specifications as compared to competitive films. We are currently in discussions with various third party coating manufacturers and plastic component manufacturers to sell our Diamond Guard® hard coat resin.

Industry Background

The Touch Sensor Market

Proliferation of Touch-Enabled Mobile Consumer Electronics Devices. Consumers throughout the world are rapidly adopting mobile consumer electronics devices such as smartphones, mini and full-size tablet computers, touch enabled notebook computers, All-In-One computers, mobile gaming devices and digital cameras. Advances in component technology are driving down the cost of these products and expanding their functionality. Early mobile devices were equipped with small displays with limited functionality. As the cost of color displays decreased and quality improved, consumers began rapidly adopting mobile devices with color displays. This trend towards greater functionality in mobile devices continues with the development of smartphones with touch sensors, ultra-high resolution displays, embedded cameras and high-speed data networking capability.

The overall touch sensor enabled computer electronics industry is continuing to experience significant growth. The industry growth is being driven by a number of market forces including:

•	Increased demand for large format high resolution televisions and computer monitors;

•	Steady growth in usage of smartphones, phablets, tablet computers, notebooks, and All-In-One computers;

•	A migration to larger color screens, which are multi-touch enabled, for smartphones and other mobile devices; and

•	Decreasing costs, increasing production and improving efficiency as a newer generation of smart mobile devices are increasingly being produced.

These factors in combination with additional market forces are driving overall growth and shifting the mix of product applications within the touch-enabled device industry.

Applications. With the enormous growth in Internet usage, there has not only been an explosion in the amount of available content, but a rapid evolution of the form in which it appears. No longer is information a two-dimensional, text-only experience; online content is now being delivered in graphic rich, animated and video formats. As the sophistication of the user base continues to heighten and bandwidth continues to increase, we believe there will be increasing demand for superior, high-resolution visual and touch experiences. Flowing from this demand, we expect that new types of applications and functionality will evolve that, in turn, will enhance existing markets and create new ones. The continued evolution of technologies such as touch-enabled notebook computers, tablet computers, and smartphones, and the ability to connect all of these devices through mobile high-speed data networks, will likely fuel significant demand and, therefore, growth in what have become relatively mature markets. The devices that deliver this rich user experience will generally have two things in common: high resolution displays and touch interfaces. We believe that we are well positioned to take advantage of these growing markets with our Diamond Guard® hard coat and XTouch™ flexible printed touch sensors.

Films for Displays. Glass and plastics are the principal materials being used as first surfaces for display systems. Because displays are incorporated into devices that are used extensively and are transportable, the displays are subject to damage and the effects of use in challenging environments. A large and growing business has developed in films that are designed to provide protection and other functional uses on top of the display surface. The technologies that we have developed and are currently developing can be applied to a variety of functional uses in films for display products. Our Diamond Guard® hard coat resin can be applied to plastic film and sheets to produce a protective cover film product that can be used to protect touch screen devices from scratches while providing a transparency and gloss equivalent to glass. In other embodiments, our Diamond Guard® coating can be applied to substrates that can be used as the first surface of hand held electronic devices or cover plastic parts that could form the shell casing for mobile electronic devices. Diamond Guard® coating can be used in application with other materials to replace the current cover glass and enable softer plastics to be used in external cases and other components that have been heretofore dominated by glass or metal parts. We believe our Diamond Guard® coating will be less expensive to manufacture and install in addition to being lighter and more shatter and scratch resistant.

Comparing Touch Screen Technologies

The touch screen is one of the easiest interfaces to use, making it the interface of choice for a wide variety of applications. Accordingly, there are several technologies that compete to capitalize on this market. The more commonly used technologies are resistive, capacitive (mainly projected capacitive or pro-cap), infrared grid, acoustic and optical. Projected capacitive touch technology comprises approximately 90% of touch sensor units shipped today. Resistive touch technology comprises approximately 9% of the touch sensor units and the remaining technologies comprise the other 1% of the touch sensors units shipped. Pro-cap touch sensor units are projected to grow, while resistive touch sensors units are project to shrink, while the remaining technologies will occupy less than 1% of total end market in units. Our XTouch™ touch sensor is a pro-cap touch sensor technology. We compete with a variety of ITO (indium tin oxide) based pro-cap touch sensor technologies. The following table is a comparison of ITO based pro-cap touch sensor technologies.

	Description	Strengths	Weaknesses
OGS (One Glass Solution)	ITO patterned on bottom-side of partially strengthened cover glass	• Thin total stack height • Mature supply chain	• Pen performance • Border width • No anti-reflection coating on cover glass • Sheet resistance in larger screens
GFF (Glass/ Film/ Film)	ITO patterned on one or two film layers and laminated beneath cover glass	• Optical quality • Mature supply chain	• Pen performance • Border width • Stack height • Sheet resistance in larger screens
On-cell	ITO deposited on or laminated to top of display color filter (no discreet touch panel)	• Simple supply chain (display maker adds touch) • Low cost	• Touch performance • Pen performance • Limited Touch supplier choice
In-cell	ITO or another sensing technology deposited beneath display color filter (no discreet touch panel)	• Simple supply chain (display maker adds touch) • Touch disappears inside LCD (thinness, transmittance)	• Yield loss • Pen performance • Touch performance • Scrap cost of display • Limited Touch supplier choice

The following table is a comparison prepared and used by us of XTouch™ touch sensor technology (with integrated Diamond Guard® cover lens) to ITO based pro-cap touch technologies based upon industry feedback and a market assessment:

	OGS	GFF	On-cell	In-cell	XTouch™
Touch Performance	5	5	5	5	9
Pen Performance	3	3	3	3	9
Thinness	10	2	10	9	9
Weight	10	3	10	10	10
Border	5	5	8	8	9
Supply chain	4	2	10	10	5
Solution cost	7	8	10	7	10
Percent of Pro-cap market by area shipped	21%	70%	5%	4%	Market entry

Our Strategy

Our business strategy is to penetrate existing applications markets with our family of Performance Engineered Film™ technologies including XTouch™ produced touch panels and our Diamond Guard® hard coat products by leveraging the capabilities and competencies we achieved in the development of our functional application specific films. We are presently focused on taking the following measures to implement our business strategy:

•
Develop Strategic Relationships. We plan to cultivate relationships to further our efforts in the ongoing development, commercialization, and sales of XTouch™ produced touch panel films and our Diamond Guard® hard coat technology. We believe that gaining the assistance of technology leading OEMs in the deployment of XTouch™ produced touch panel films by including the films in their products will be a significant step for our continuing commercialization and sales of this product line. As a result, we have, and will continue to seek to build relationships with OEMs that will allow us to leverage our existing knowledge, scale, infrastructure, manufacturing and expertise in thin films, optics, fine line printed conductors, assembly, and logistics.

•
Build the Company’s Revenue Sources. We believe that we will be able to continue to derive revenues from several sources: product sales of XTouch™ sensors, and Diamond Guard® resins and, potentially, XTouch™ and Diamond Guard® in an integrated product.

•
Target Leading Manufacturers. We are targeting leading display, materials and electronics manufacturers as potential partners and/or integrators of our Performance Engineered Film™ (PEF) products. We will provide technical assistance and support to manufacturers who are evaluators, developers, or users of our protective cover and XTouch™ touch screen films. We also employ a “pull through” strategy (targeting end device OEMs) by actively marketing the advantages of our technologies to the manufacturers that incorporate touch screen technology into their devices. This could result in our production partners gaining access to the OEM supply chain as OEMs seek the competitive product advantages offered by our Performance Engineered Film™ technologies. We also target ODMs targeted to assemble our sub-components and films into OEM products.

•
Drive Adoption by End-Product Original Equipment Manufacturers. We also plan to employ a “pull through” strategy with OEMs and ODMs that produce end user products by demonstrating our technology. We believe that the significant advantages that our films will offer in performance and protection may induce additional OEMs to request our solutions from their existing suppliers.

•
Enhance the Company’s Existing Performance Engineered Film™ Technology. We believe that continuing development and enhancement of our PEF technology is critical to our success, therefore, we engage in internal development efforts that we expect will expand our intellectual property portfolio, collaborative relationships, and other strategic opportunities. Our primary focus is to expand our intellectual property through development of additional prototypes and materials that enhance and extend our product capabilities or the processes by which the systems are produced, thereby allowing them to be used in a broader array of applications.

•
Develop Prototypes Suitable for Industry Demonstration. We have produced prototypes with a performing system and film products that we believe have superior touch performance to those currently used in the industry and demonstrate our ability to meet OEM product requirements. We have the capability at our Colorado Springs manufacturing facility to run prototype films and products to demonstrate our production solutions for all applications.

•
Manufacturing Facility and Process. We maintain a manufacturing facility in Colorado Springs, Colorado. The facility is equipped with the equipment and infrastructure required to supply commercial level shipments to our current customers and prospective customers. The manufacturing process is conducted in a clean room environment and employs roll-to-roll film production and advanced chemical and protolithic processes. We manufacture in a clean environment utilizing a combination of Class 1000 and Class 100 clean rooms.

We plan ongoing research on the use of a variety of different thin-film technologies in surface modification applications and the construction of multi-layer stacks where micro-structures can play unique functional roles, such as our current XTouch™ sensor construction and advances to XTouch™ sensor construction. Our focus on next-generation technologies is designed to help establish us as a recognized provider of Performance Engineered Film™ as new markets and applications emerge.

Customers and Partners

Our current and, we believe, our future customers for the XTouch™ electronic film touch sensors will be the device manufacturers and OEMs that currently use touch screens with the LCD and OLED displays in their products.

We expect our future Diamond Guard® hard coat resin customers to include a variety of third party coating manufacturers, plastic component manufacturers and channel distribution partners.

Current and Targeted Partners

•
Carestream (Film Manufacturing Partner): We engaged a production partner for specific varieties of our protective cover film products. Carestream provides assistance in the development and manufacturing of coated films. Manufacturing of our protective cover films can be accomplished using proprietary resins that we will provide.

•
Touch Screen Controller Manufacturers: Although not material to our business plans, we will continue working with touch screen drive controller manufacturers to expand the market for our XTouch™ touch sensors. We have demonstrated that, while XTouch™ touch sensors work with existing touch controllers, the touch controllers can be further modified to maximize the performance advantages that XTouch™ touch sensors offer.

Existing and Target Customers

•
Our existing and target customers are large OEM and ODMs: We shipped commercial products commencing in our second quarter of 2015 to a leading tier 1 PC and Tablet OEM for two tablet products, a 2:1 notebook PC and a commercial printer. We are continuing to respond to Requests for Quotes (RFQs) from existing as well as potential future customers.

•	Automotive Market: We recently responded to a RFQ from a supplier to the automotive markets. Our flexible sensor film could be utilized in curved areas of cars such as dashboards.

Sales and Marketing

We are seeking end user product OEMs that desire to integrate XTouch™ touch screens and Diamond Guard® hard coat offerings into their products. We believe that some of the OEMs that have been engaged in these discussions will be interested in pursuing the advantages of XTouch™ touch screens and Diamond Guard® films as a differentiator for their products relative to their competition in their individual market segments. We believe that the proven entry into a single vertical market or application will drive the demand for that product for expanded applications to other product markets.

Our sales strategy intends to build a diverse revenue base that will derive revenues from multiple sources:

•	Product revenues — Proceeds from the sales of Performance Engineered Film™ products from retail, wholesale and OEM sales channels.

•	Critical materials — Proceeds from the sales of Performance Engineered Film™ products to integrators or manufacturers that produce or assemble devices with touch screens.

•
Engineering support contracts — Integrators that are seeking to differentiate their products by leveraging the unique attributes that our Performance Engineered Film™ or Diamond Guard™ resin can potentially provide.

Currently, we are introducing our products to OEMs in various market segments. We do this by demonstrating the advantages that our Performance Engineered Film™ can provide in the form of improved efficiencies and performance. We expect to continue to create OEM and ODM interest in our products by gaining design wins for integration of protective cover films and XTouch™ printed electronic film into established end user devices and applications.

Our plan is to advance our brand in the industry by actively demonstrating to OEMs the elegance and performance advantages of our unique solutions. As we ship our initial products and we begin to build momentum, we may launch various marketing programs to drive awareness of our technology as a component “brand” within the end user products. We expect that these marketing programs will be designed to drive awareness and education of our unique capabilities and enhanced performance among OEMs and wholesale and retail channels. We believe that we will be able to promote our brand as a valued component brand included within the OEM products as a part of our relationship with the end product OEMs. Ultimately the goal of this marketing program will be to:

•	establish us and our unique technologies, independently, as a differentiating factor in end user products;

•	help promote our value as a component product through the inclusion by our partner OEMs of our Performance Engineered Film™ technology in their products; and

•
promote the pen sensitivity advantage of our sensor technology. Pen sensitivity allows OEMs to move to lower cost passive pens vs the currently used active pens present in Microsoft and Apple tablet products.

In addition we will periodically attend trade shows where our targeted customers can be expected to have a presence.

Research and Development

For the twelve months ended December 31, 2014, 2013 and 2012, we spent approximately $11.7 million, $10.4 million and $5.1 million, respectively, on research and development activities. We continue conducting research and development both internally and externally and anticipate material additional investments going forward.

Our development activities are located in our laboratory in The Woodlands, Texas. The laboratory houses our chemistry and testing operations, includes a Class 100 clean room where Copperhead™, Diamond Guard® and all PEF materials development and testing is conducted.

Currently, we are engaged in the development of products and prototypes to further demonstrate the full functionality of the PEF technology across multiple applications and markets in a variety of implementations.

Research and development costs are expensed as incurred and include salaries and benefits, costs to third party contractors to perform research or other activities related to our business, professional fees related to intellectual property work, and facilities costs. The materials used in our research and development and in the manufacturing of our Diamond Guard® films are readily available for purchase in the open market.

Manufacturing

Our XTouch™ touch screens products are primarily manufactured in our facility in Colorado Springs, Colorado. The manufacturing process is conducted in a clean room environment and employs roll-to-roll film production and advanced chemical and photolithographic processes. The facility is equipped with equipment and infrastructure required to produce commercial level shipment to our current and prospective customers.

Our roll to roll process consists of a number of sequential steps to produce our XTouch™ touch sensor onto PET film. A basecoat comprised of a catalyst impregnated photoresist is applied to both sides of a PET film, and we current source the basecoated PET film from Conductive Inkjet Technology (CIT). However as part of the license agreement with CIT we will be transferring the basecoating process to our coating equipment in the Colorado Springs facility. We believe having the basecoating operation in-house will result in substantial manufacturing cost savings and yield improvements.

Photolithographic equipment exposes the basecoat material with the XTouch™ touch sensor circuit pattern. Both sides of the PET film are exposed simultaneously. The expose - plating system develops the exposed basecoat material and the remaining patterned basecoat PET is plated with copper using an electroless plating chemistry.

The patterned, copper plated PET film is then processed by a second chemical plating process to apply a second metal for darkening the copper to enhance visual performance and to improve the environmental reliability.

A polymer overcoat is applied to the patterned PET film utilizing precision film coating equipment. We intend to replace the current polymer overcoat with Diamond Guard®. Diamond Guard® applied to our XTouch™ sensor will lower sensor product costs and enable new sensor products that are thinner and lighter.

Outgoing quality checks are performed on the XTouch™ sensor film, including 100% electrical test and visual inspection. Protective shipping liner are applied to both sides of the XTouch™ sensor film and film is singulated into individual sensors prior to being packaged into shipping containers.

We believe the manufacturing facility and process equipment are capable of supporting current and future production requirements through 2017 without significant capital expenditure.

Intellectual Property Summary

As a company primarily focused on developing new technologies, we expect that our most valuable asset will be our intellectual property. This includes U.S. and foreign patents, patent applications, registered trademarks, common-law trademarks, trade secrets and know-how. We are pursuing an aggressive intellectual property strategy.

As of September 30, 2015, we had 16 patents issued and 58 pending. In addition, as a component of the acquisition of the Atmel touch screen sensor business, we have a license for the Atmel and CIT technology which include 44 patents and 93 pending. Our issued U.S. patents will expire between September 2025 and April 2033.

We have also registered the marks “UniPixel®” and “Diamond Guard®” and filed for registration of the mark “XTouch™” on the principal register of the U.S. Patent and Trademark Office. We rely on a combination of patent and trademark filings, laws that protect intellectual property, confidentiality procedures, and contractual restrictions with our employees and others, to establish and protect our intellectual property rights.

Outstanding Notes and Right of First Offer

As of November 20, 2015, the outstanding principal amount under our Senior Secured Convertible Notes issued on April 16, 2015 and on November 5, 2015 (the “Notes”) to Hudson Bay Master Fund Ltd. and Capital Ventures International (collectively, the “Noteholders”) was $5,591,666.72. Pursuant to the Securities Purchase Agreement with the Noteholders, the Noteholders each have the right to participate on a pro rata basis relative to the aggregate principal amount of the Notes which each of them holds for the purchase of no less than 35% in the aggregate of any future offering of our securities offered to be sold by us, which for the avoidance of doubt includes the offering under this prospectus supplement (the “Right of First Offer”). In conjunction with this offering, the Right of First Offer has been modified to provide that no advance notice of the price and other terms will be provided to the Noteholders, and that the Noteholders will receive such information in the ordinary course of the offering.

Corporate Information

Our executive offices are located at 4699 Old Ironsides Drive, Santa Clara, California 95054, and our telephone number is (408) 800-4047. We also have leased facilities located at 1150 E. Cheyenne Mountain Boulevard, Colorado Springs, Colorado 80906 and at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381. We were incorporated in Delaware on May 24, 2001. Additional information about us is available on our website at www.unipixel.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus. Our common stock, par value $0.001 per share, is currently traded on The Nasdaq Capital Market under the ticker symbol “UNXL.”

THE OFFERING

Issuer	Uni-Pixel, Inc.

Securities offered by us
9,625,871 units consisting of one share of our common stock, $0.001 par value per share, one warrant to purchase one share of our common stock (and the shares of common stock issuable from time to time upon exercise of the warrants).

Common stock to be outstanding after this offering	30,472,445 shares, or 40,098,316 shares if the warrants offered pursuant to this offering are exercised in full.

Warrants Exercise Price	$1.50 per share.

Warrants Anti-dilution
The warrants have certain price and share amount protection features against subsequent dilutive equity sales as described in more details in the section entitled “Description of Securities” and the form of warrant.

Use of Proceeds
We estimate the net proceeds to us from this offering will be approximately $7.1 million. We intend to use the net proceeds from the sale of the securities offered by us under this prospectus supplement for general corporate purposes and for payment of the Atmel Note (if the proceeds are greater than $5 million). See “Use of Proceeds.”

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 8 of the accompanying prospectus.

The Nasdaq Capital Market Listing	Our common stock is listed on The Nasdaq Capital Market under the symbol “UNXL.”

Outstanding Common Stock

The number of shares of our common stock to be outstanding immediately after this offering is based on 20,846,574 shares outstanding as of November 20, 2015, and excludes as of this date:

•	1,583,977 shares of our common stock issuable upon the exercise of stock options outstanding with a weighted average exercise price of $7.68 per share;

•	1,479,951 shares of our common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $8.83 per share;

•	490,894 shares of our common stock available as of that date for future grant or issuance pursuant to our stock plans; and

•	shares of our common stock that may be issuable upon conversion of the Notes.

SUMMARY FINANCIAL INFORMATION

The following tables set forth, for the periods and dates indicated, our summary consolidated statements of operations and consolidated balance sheets data. The summary consolidated financial data has been derived from our unaudited consolidated financial statements and accompanying notes for the nine months ended September 30, 2015 and September 30, 2014, as well as our audited historical consolidated financial statements and accompanying notes for the years ended December 31, 2014, 2013 and 2012. This information is only a summary. You should read this data in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report filed on Form 10-K, Quarterly Reports filed on Form 10-Q and other information on file with the SEC that is incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.” The results included here are not necessarily indicative of future performance.

Uni-Pixel, Inc.
Consolidated Statements of Operations

	Year ended December 31,			For the nine months ended September 30,
	2014	2013	2012	2015	2014
				(unaudited)	(unaudited)
Revenue	$—	$5,081,574	$76,154	$2,866,974	$—
Cost of revenues	—	9,005	26,292	8,127,924	—
Gross margin	—	5,072,569	49,862	(5,260,950)	—
Selling, general and administrative expenses	11,754,603	9,888,535	3,961,667	8,367,739	8,877,019
Research and development	11,660,728	10,384,350	5,112,855	5,690,540	9,008,674
Operating loss	(23,415,331)	(15,200,316)	(9,024,660)	(19,319,229)	(17,885,693)
Other income (expense)	—	—	—	(422,194)	—
Debt issuance cost amortization expense	—	—	—	(827,279)	—
Gain on change in warranty liability	—	—	—	4,991,765	—
Accretion of discount on convertible notes	—	—	—	(7,170,786)	—
Settlement of class action and derivative lawsuits	(2,275,000)	—	—	—	—
Interest income, net	16,490	19,422	6,852	(3,428,494)	12,763
Net loss on continuing operations	$(25,673,841)	$(15,180,894)	$(9,017,808)	$(22,747,723)	$(17,872,930)
Discontinue operations	—	—	—	(8,701,390)	—
Net Loss	$(25,673,841)	$(15,180,894)	$(9,017,808)	(31,449,113)	$(17,872,930)

Per Share Information
Net loss - basic	$(2.08)	$(1.32)	$(1.11)	$(2.22)	$(1.45)
Net loss - diluted	(2.08)	(1.32)	(1.11)	(2.22)	(1.45)
Weighted average number of basic common shares outstanding	12,331,322	11,512,996	8,150,890	14,154,871	12,324,787
Weighted average number of diluted common shares outstanding	12,331,322	11,512,996	8,150,890	14,154,871	12,324,787

Consolidated Balance Sheets Data

	December 31, 2014	December 31, 2013	September 30, 2015	September 30, 2014
			(unaudited)	(unaudited)
Current assets
Cash and cash equivalents	$23,663,494	$39,369,574	$2,178,082	$26,824,116
Restricted cash	—	—	6,003,675	—
Account receivable, net	—	11,409	931,928	—
Inventory	—	—	1,178,467	—
Debt issuance costs	—	—	977,694	—
Assets held for sale	7,608,500	—	—	—
Prepaid licenses	—	—	4,900,000	—
Prepaid expenses	122,500	—	1,005,654	95,000

Total current assets	31,394,494	39,380,983	17,175,500	26,919,116

Property and equipment, net of accumulated depreciation	3,500,325	15,893,435	1,935,390	12,507,804
Restricted cash	17,439	17,439	—	17,439
Other long-term assets	—	—	12,500	—
Prepaid licenses, net of current portion	—	—	6,854,167	—

Total assets	$34,912,258	$55,291,857	$25,977,557	$39,444,359

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$280,918	$1,053,748	$1,097,682	$256,408
Accrued liabilities	—	—	5,305,383	—
Settlement of class action and derivative lawsuits	2,275,000	—	—	—
Convertible notes payable	—	—	1,645,694	—
Derivative liability	—	—	988,629	—
Deferred revenue	5,000,000	5,000,000	35,000	5,000,000

Total current liabilities	7,555,918	6,053,748	9,072,388	5,256,408

Royalty liability	—	—	1,402,878	—
Long term debt	—	—	461,062	—

Total liabilities	7,555,918	6,053,748	10,936,328	5,256,408

Commitments and contingencies	—	—	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized,	12,351	12,245	19,467	12,351
Additional paid-in capital	139,512,274	135,720,308	158,639,760	138,542,974
Accumulated deficit	(112,168,285)	(86,494,444)	(143,617,998)	(104,367,374)

Total shareholders’ equity	27,356,340	49,238,109	15,041,229	34,187,951

Total liabilities and shareholders’ equity	$34,912,258	$55,291,857	$25,977,557	$39,444,359

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our common stock and the accompanying warrants. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. You should also refer to the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes.

Risks Related to Our Business

We are dependent on a limited number of customers.

We have only recently begun generating revenues from a limited number of customers, and our customer concentration may change significantly from period-to-period depending on a customer’s product cycle and changes in our industry. The loss of a customer, a reduction in net revenues of a customer for any reason, or a failure of a customer to fulfill its financial or other obligations due to us could have a material adverse effect on our business, financial condition, and future revenue stream.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

As a result of our limited operating history and the nature of the markets in which we compete, it is extremely difficult for us to forecast accurately. We base our current and future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels are, to a large extent, fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition.

In addition, we are subject to the following factors, among others, that may negatively affect and cause fluctuations in our operating results:

•	the announcement or introduction of new products or technologies by our competitors;

•	our ability to upgrade and develop our infrastructure to accommodate growth;

•	our ability to attract and retain key personnel in a timely and cost effective manner;

•	technical difficulties;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and

•	general economic conditions as well as economic conditions specific to the touchscreen industry.

Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions that could have a material and adverse effect on our business, results of operations, and financial condition. Due to the foregoing factors, our revenues and operating results are and will remain difficult to forecast.

We are exposed to industry downturns and cyclicality in our target markets than may result in fluctuations in our operating results.

The PC and electronics industries have experienced significant economic downturns at various times. These downturns are characterized by diminished product demand, accelerated erosion of average selling prices, and production overcapacity. In addition, the PC and electronics industries are cyclical in nature. We seek to reduce our exposure to industry downturns and cyclicality by providing design and production services for leading companies in rapidly expanding industry segments. We may, however, experience substantial period-to-period fluctuations in future operating results because of general industry conditions or events occurring in the general economy.

If we do not keep pace with technological innovations, our products may not remain competitive and our revenue and operating results may suffer.

We operate in rapidly changing highly competitive markets. Technological advances, the introduction of new products and new design techniques could adversely affect our business unless we are able to adapt to changing conditions. Technological advances could render our solutions less competitive or obsolete, and we may not be able to respond effectively to the technological requirements of evolving markets. Therefore, we will be required to expend substantial funds for and commit significant resources to enhancing and developing new technology which may include purchasing advanced design tools and test equipment, hiring additional highly qualified engineering and other technical personnel, and continuing and expanding research and development activities on existing and potential human interface solutions.

Our research and development efforts with respect to new technologies may not result in customer or market acceptance. Some or all of those technologies may not successfully make the transition from the research and development stage to cost-effective production as a result of technology problems, competitive cost issues, yield problems, and other factors. Even if we successfully complete a research and development effort with respect to a particular technology, our customers may decide not to introduce or may terminate products utilizing the technology for a variety of reasons, including difficulties with other suppliers of components for the products, superior technologies developed by our competitors and unfavorable comparisons of our solutions with these technologies, price considerations and lack of anticipated or actual market demand for the products.

Our business could be harmed if we are unable to develop and utilize new technologies that address the needs of our customers, or our competitors or customers develop and utilize new technologies more effectively or more quickly than we can. Any investments made to enhance or develop new technologies that are not successful could have an adverse effect on our net revenue and operating results.

The length of a customer’s product development and release cycle depends on many factors outside of our control and could cause us to incur significant expenses without offsetting revenues, or revenues that vary significantly from quarter to quarter.

The development and release cycle for customer products is lengthy and unpredictable. OEMS and other customers often undertake significant evaluation and design in the qualification of our products, which contributes to a lengthy product release cycle. A customer’s decision to purchase our technology often requires a lengthy approval process undertaken by several decision makers at the customer. The process requires us to make significant investments of time and resources before we can be sure that we will generate any significant sales to our customers or recover our investment. There is no assurance that a customer will adopt our technology after the evaluation or design phase, and we face the risk that our technology will fail to meet our customer’s technical, performance or cost requirements, or that our products will be replaced by competitive products or alternative technological solutions. Even if our product is satisfactory to our customer, the customer may delay or terminate its product development efforts. The occurrence of any of these events could cause sales to not materialize, be deferred, or be cancelled, which would adversely affect our operating results. Furthermore, the lengthy and variable development and release cycle for products may also have a negative impact on the timing of our revenues, causing our revenues and results of operations to vary significantly from quarter to quarter.

Expansion into new markets may increase the complexity of our business, cause us to increase our research and development expenses to develop new products and technologies or cause our capital expenditures to increase, and if we are unable to successfully adapt our business processes and product offerings as required by these new markets, our ability to grow will be adversely affected.

As we expand our product lines to sell into new markets, such as automotive, the overall complexity of our business may increase at an accelerated rate and we may become subject to different market dynamics. These dynamics may include, among other things, different demand volume, seasonality, product requirements, sales channels, and warranty and return policies. In addition, expansion into other markets may result in increases in research and development expenses and substantial investments in manufacturing capability or technology enhancements. If we fail to successfully expand into new markets with products that we do not currently offer, we may lose business to our competitors or new entrants who offer these products.

We have had a history of losses and may require additional capital to fund our operations, which capital may not be available on commercially attractive terms or at all.

We have experienced substantial net losses in each fiscal period since our inception. These net losses resulted from a lack of substantial revenues and the significant costs incurred in the development and acceptance of our technology. We may in the future require sources of capital in addition to cash on hand to continue operations and to implement our business plan. We project that we have sufficient liquid assets to continue operating for at least the next twelve months. However, if our operations do not become cash flow positive, we may be forced to seek credit line facilities from financial institutions, equity investments, or debt arrangements. No assurances can be given that we will be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available when needed on acceptable terms, or at all, we may be unable to adequately fund our business plan, which could have a negative effect on our business, results of operations, and financial condition.

If third parties infringe upon our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

Existing laws, contractual provisions and remedies afford only limited protection for our intellectual property. We may be required to spend significant resources to monitor and police our intellectual property rights. Effective policing of the unauthorized use of our technology or intellectual property is difficult and litigation may be necessary in the future to enforce our intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert attention of our management from operating the business. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and we cannot assure you that we will be successful in asserting our intellectual property rights. Attempts may be made to copy or reverse engineer aspects of our technology or to obtain and use information that we regard as proprietary. We may not be able to detect infringement and may lose competitive position in the market before they do so. In addition, competitors may design around our technology or develop competing technologies. We cannot assure you that we will be able to protect our proprietary rights against unauthorized third party copying or use. The unauthorized use of our technology or of our proprietary information by competitors could have an adverse effect on our ability to sell our technology.

The laws of foreign countries may not provide protection of our intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for us to protect our intellectual property.

As part of our business strategy, we target customers and relationships with suppliers and original equipment manufacturers in countries with large populations and propensities for adopting new technologies. However, many of these countries do not address misappropriation of intellectual property nor deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which we do business may not protect our intellectual property rights to the same extent as the laws of the United States. As a result, we may not be able to effectively prevent competitors in these regions from infringing our intellectual property rights, which could reduce our competitive advantage and ability to compete in those regions and negatively impact our business.

Any claims that our technologies infringe the intellectual property rights of third parties could result in significant costs and have a material adverse effect on our business.

We cannot be certain that our technologies and products do not and will not infringe issued patents or other third party proprietary rights. Any claims, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty or licensing agreements, any of which could have a material adverse effect on our business. There can be no assurance that such licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses would be acceptable to us. We may also have to pay substantial damages to third parties, or indemnify customers or licensees for damages they suffer if the products they purchase from us or the technology they license from us violates any third party intellectual property rights. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses to use such third-party technology could prevent us from manufacturing, using, or selling certain of our products, and there is no guarantee that we will able to develop or acquire alternate non-infringing technology.

In addition, we license certain technology used in and for our products from third parties. These third-party licenses are granted with restrictions, and there can be no assurances that such third-party technology will remain available to us on commercially acceptable terms.

If third-party technology currently utilized in our products is no longer available to us on commercially acceptable terms, or if any third party initiates litigation against us for alleged infringement of their proprietary rights, we may not be able to sell certain of our products and we could incur significant costs in defending against litigation or attempting to develop or acquire alternate non-infringing products, which would have an adverse effect on our operating results.

Risks Related to our Common Stock and this Offering

The market price of our common stock has been volatile, and the value of stockholders’ investments could decline significantly.

The trading price for our common stock has been, and may continue to be, volatile. The price at which our common stock trades depends upon a number of factors, many of which are beyond our control. These factors include our historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, customer and vendor relationships, our ability or inability to raise the additional capital we may need and the terms on which we raise it, changes in earnings estimates by analysts and general market and economic conditions. Further, broad market fluctuations may lower the market price of our common stock and affect our trading volume.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering (although if the proceeds are greater than $5 million, we may be required to repay the Atmel Note) and could spend the proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for our company.

Future sales of our common stock by us could adversely affect its price, and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

Our long-term success is dependent on us obtaining sufficient capital to fund our operations and to develop our technology, and bringing our technology to the worldwide market to obtain sufficient sales volume to be profitable. We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price our common stock.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the warrants will be limited.

There is no minimum offering amount required to consummate this offering.

There is no minimum offering amount which must be raised in order for us to consummate this offering. Accordingly, the amount of money raised may not be sufficient for us to meet our business objectives. Moreover, if only a small amount of money is raised, all or substantially all of the offering proceeds may be applied to cover the offering expenses and we will not otherwise benefit from the offering. In addition, because there is no minimum offering amount required, investors will not be entitled to a return of their investment if we are unable to raise sufficient proceeds to meet our business objectives.

Our common stock may be delisted from The Nasdaq Capital Market, or NASDAQ.

If the bid price of our common stock falls below $1.00 for an extended period, or we are unable to continue to meet NASDAQ’s listing maintenance standards for any other reason, our common stock could be delisted from NASDAQ. On November 20, 2015, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.25 per share

If our stock is delisted from NASDAQ, we will make every possible effort to have it listed on the Over the Counter Bulletin Board (the “OTC Bulletin Board”). If our common stock was to be traded on the OTC Bulletin Board, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related SEC rules would impose additional sales practice requirements on broker-dealers that sell our securities. These rules may adversely affect the ability of stockholders to sell our common stock and otherwise negatively affect the liquidity, trading market and price of our common stock.

If our common stock would not be able to be traded on the OTC Bulletin Board, we would make every effort to have it available for trading on the National Quotation Bureau’s Pink Sheets, or the Pink Sheets. The Pink Sheets market consists of security firms who act as market makers in the stocks, usually, of very small companies. The bid and asked prices are not quoted electronically, but are quoted daily in “hard copy” which is delivered to firms that subscribe. Stocks that trade in the Pink Sheets are usually not as liquid as those that trade in electronic markets and, often time, the difference between the bid and the asked prices are substantial. As a result, if our common stock were traded on the Pink Sheets, there would likely be a further negative effect on the liquidity, trading market and price of our common stock even compared to what we might suffer if we were traded on the OTC Bulletin Board.

We believe that the listing of our stock on a recognized national trading market, such as NASDAQ, is an important part of our business and strategy. Such a listing helps our stockholders by providing a readily available trading market with current quotations. Without such a listing, the sale or purchase of our stock would likely be made more difficult and the trading volume and liquidity of our stock would likely decline. Furthermore, a delisting from NASDAQ would result in negative publicity and would negatively impact our ability to raise capital in the future.

Risks Related to our Debt

Our stockholders will have a reduced ownership and voting interest after issuance of the shares issuable upon conversion of the Notes and exercise of the warrants issued to the Noteholders and may exercise less influence over management.

In the event the holders of the Notes and warrants issued to such holders elect to exercise their conversion and/or exercise rights pursuant to these securities in full, and, without taking into account any adjustment to the conversion price or exercise price of the Notes and warrants, respectively, an aggregate of approximately 5,262,745 shares of our common stock could be issued upon conversion and exercise of the securities, based on $5.6 million, the current principal amount of the Notes, and a common stock price of $1.25 as of November 20, 2015 (approximate conversion price of $1.06 based upon the conversion formula that applies), without including shares issuable upon conversion of interest. To date, 7,605,711 shares of our common stock have been issued to the Noteholders for the payment of principal in the aggregate amount of $9.9 million and interest in the aggregate amount of $0.5 million. In addition, to the extent we issue shares to service the debt, the ownership percentages of the Noteholders would increase incrementally. As a result, our current stockholders as a group would own a substantially smaller interest in us and may have less influence on our management and policies than they now have.

We could be required to make substantial cash payments upon our failure to meet the Equity Conditions required by the Notes or in an event of default or change of control under the Notes. If we are required to make these payments with cash rather than with shares of our common stock, our liquidity could be materially and adversely affected.

In order to pay the principal and interest due under the Notes with shares of our common stock, we must meet certain Equity Conditions, as defined in the Notes. We cannot currently meet all of the Equity Conditions. As a result, the holders of the Notes would not be required to accept shares of our common stock in payment of the installments of principal and interest due under the Notes.

In additions, the Notes provide for events of default including, among others, payment defaults, cross defaults, material breaches of any representations or warranties, breaches of covenants that are not cured within the applicable time period, failure to perform certain required activities in a timely manner, failure to comply with the requirements under the Registration Rights Agreement, suspension from trading or failure of our common stock to be listed on an eligible market for certain periods and certain bankruptcy-type events involving us or a subsidiary.

Upon an event of default, a holder of the Notes may require us to redeem all or any portion of the Notes (including all accrued and unpaid interest and all interest that would have accrued), in cash, at a price equal to the greater of: (x) up to 115% of the amount being redeemed, and (y) the product of (A) the amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing sale price of the shares of common stock from the event of default and ending on the date the holder delivers the redemption notice, by (II) the lowest conversion price in effect during such period.

Under the terms of the Notes, in the event of transactions involving a change of control, the holders of the Note will have the right to require us to redeem all or any portion of the Notes in cash, at a price with a redemption premium of 125% calculated by the formula specified in the Notes.

If the holders of the Notes require that we pay installments of principal and interest in cash, or if an event of default or change of control occurs, our available cash could be seriously depleted and our ability to fund operations could be materially harmed.

We could be required to make substantial cash payments upon our failure to meet the Equity Conditions required by the Notes or in an event of default or change of control under the Notes. If we are required to make these payments with cash rather than with shares of our common stock, our liquidity could be materially and adversely affected.

In order to pay the principal and interest due under the Notes with shares of our common stock, we must meet certain Equity Conditions, as defined in the Notes. We cannot currently meet all of the Equity Conditions. As a result, the holders of the Notes would not be required to accept shares of our common stock in payment of the installments of principal and interest due under the Notes.

In additions, the Notes provide for events of default including, among others, payment defaults, cross defaults, material breaches of any representations or warranties, breaches of covenants that are not cured within the applicable time period, failure to perform certain required activities in a timely manner, failure to comply with the requirements under the Registration Rights Agreement, suspension from trading or failure of our common stock to be listed on an eligible market for certain periods and certain bankruptcy-type events involving us or a subsidiary.

Upon an event of default, a holder of the Notes may require us to redeem all or any portion of the Notes (including all accrued and unpaid interest and all interest that would have accrued), in cash, at a price equal to the greater of: (x) up to 115% of the amount being redeemed, and (y) the product of (A) the amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing sale price of the shares of common stock from the event of default and ending on the date the holder delivers the redemption notice, by (II) the lowest conversion price in effect during such period.

Under the terms of the Notes, in the event of transactions involving a change of control, the holders of the Note will have the right to require us to redeem all or any portion of the Notes in cash, at a price with a redemption premium of 125% calculated by the formula specified in the Notes.

If the holders of the Notes require that we pay installments of principal and interest in cash, or if an event of default or change of control occurs, our available cash could be seriously depleted and our ability to fund operations could be materially harmed.

If the anti-dilution provisions of the warrants held by the Noteholders are triggered, there would be a decrease in the exercise price.

Although the initial exercise price of the warrants held by the Noteholders is $9.63, which was a premium to the price of our common stock prior to the closing of $7.70, the warrants contain provisions that could adjust the exercise price downward. The warrants contain a weighted average price protection provision that is operable for the first year following issuance of the warrant, and full ratchet protection for the remaining four years. Based on a common stock price of $1.25 as of November 20, 2015, issuance of common stock at such price, including in this offering, would result in an adjustment to the exercise price of the warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts or current facts included in this prospectus supplement, or incorporated by reference herein, including, without limitation, statements regarding our plans, strategies and prospects, objectives, expectations, intentions, adequacy of resources, and industry estimates, are forward-looking statements. Forward-looking statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations could prove to have been incorrect. Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under the section entitled “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and the information and documents incorporated by reference in this prospectus supplement. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances described in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference.

You should read this prospectus supplement and the accompanying prospectus, together with the information incorporated herein and therein by reference as described under the section entitled “Information Incorporated by Reference,” and the documents that we reference in this prospectus supplement and the accompanying prospectus and have filed with the SEC as exhibits to the registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus are a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

USE OF PROCEEDS

We estimate the net proceeds from the sale of common stock by us in this offering, excluding the proceeds, if any, from the exercise of the warrants, after deducting the placement agent fees and estimated offering expenses payable by us, will be approximately $7.1 million. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. We intend to use the net proceeds from the sale of the securities offered by us under this prospectus supplement for general corporate purposes and for payment of the Atmel Note (if the proceeds are greater than $5 million). These general corporate purposes may include capital expenditures and additions to working capital. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, long term liabilities and shareholders’ equity as of September 30, 2015:

•	On an actual basis; and
•
On an as adjusted basis to give effect to the sale of 9,625,871 shares of common stock by us in this offering, excluding the proceeds, if any, from the exercise of the warrants, after deducting the placement agent fees and estimated offering expenses payable by us

The following table should be read in conjunction with “Summary Financial Data” included elsewhere in this prospectus supplement and our consolidated financial statements and related notes which are incorporated by reference into this prospectus supplement.

	As of September 30, 2015
	Actual	As Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$2,178	$9,321

Long term liabilities	$1,864	1,864

Shareholders’ Equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 19,467,290 shares (actual) and 29,093,161 shares (as adjusted) issued and outstanding as of September 30, 2015	$19	$29
Additional paid-in capital	158,640	165,763
Accumulated deficit	(143,618)	(143,618)

Total shareholders’ equity	$15,041	$22,174

The outstanding share information in the table above is based on 19,467,290 shares outstanding as of September 30, 2015, and excludes as of this date:

•	1,583,977 shares of our common stock issuable upon the exercise of stock options outstanding with a weighted average exercise price of $7.68 per share;

•	1,479,951 shares of our common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $8.83 per share;

•	490,894 shares of our common stock available as of that date for future grant or issuance pursuant to our stock plans; and

•	shares of our common stock that may be issuable upon conversion of the Notes.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The Nasdaq Capital Market under the symbol “UNXL”. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The following table sets forth, for the periods indicated, the high and low closing sales prices of our common stock as reported on The Nasdaq Capital Market:

	High	Low

Fiscal Year ended December 31, 2013
First Quarter	$32.71	$13.11
Second Quarter	$38.70	$14.03
Third Quarter	$19.83	$12.30
Fourth Quarter	$20.00	$10.01

Fiscal Year ended December 31, 2014
First Quarter	$10.39	$7.60
Second Quarter	$9.22	$4.90
Third Quarter	$8.34	$5.68
Fourth Quarter	$6.39	$4.50

Fiscal Year ending December 31, 2015
First Quarter	$7.12	$5.00
Second Quarter	$7.70	$2.57
Third Quarter	$2.66	$0.92
Fourth Quarter (through November 20, 2015)	$1.87	$0.92

As of November 20, 2015, there were 1,007 holders of record of our common stock. On November 20, 2015, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.25 per share.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our common stock for the foreseeable future. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of potential gain for the foreseeable future.

As of the date of this prospectus and for the past five years, we have had no shares of preferred stock and therefore have not declared or paid any dividends on preferred stock.

DILUTION

The Company’s unaudited net tangible book value as of September 30, 2015 was $15.0 million, or $0.77 per share. Net tangible book value per share represents the total amount of our tangible assets reduced by the total amount of our liabilities and divided by the number of shares outstanding on September 30, 2015 of 19,467,290.

Our unaudited net tangible book value as of September 30, 2015, as adjusted after giving effect to the issuance and sale by us of the 9,625,871 shares of common stock and warrants to purchase up to 9,625,871 shares of common stock in this offering, at a public offering price of $0.85 per share, less the placement agent fees and estimated offering expenses, would be $22.2 million, or $0.76 per share based on shares outstanding upon completion of this offering. This represents an immediate decrease in pro forma net tangible book value at September 30, 2015 of $0.01 per share to existing stockholders and an immediate dilution of $0.09 per share to new investors.

Dilution per share represents the difference between the price per share to be paid for the shares of common stock and warrants to purchase shares of common stock sold by us in this offering and the pro forma net tangible book value per share immediately after this offering. The following table illustrates this per share dilution for purchasers of common stock and the accompanying warrants in this offering:

Public offering price per share	$0.85
Net tangible book value per share as of September 30, 2015	$0.77
Decrease in net tangible book value per share attributable to new investors	(0.01)

Net tangible book value per share after the offerings	0.76

Dilution per share to new investors in this offering	$0.09

The information above is based on 19,467,290 shares outstanding as of September 30, 2015, and excludes as of this date:

•	1,583,977 shares of our common stock issuable upon the exercise of stock options outstanding with a weighted average exercise price of $7.68 per share;

•	1,479,951 shares of our common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $8.83 per share;

•	490,894 shares of our common stock available as of that date for future grant or issuance pursuant to our stock plans; and

•	shares of our common stock that may be issuable upon conversion of the Notes.

DESCRIPTION OF SECURITIES

In this offering, we are offering units, consisting of 9,625,871 shares of common stock and warrants to purchase up to 9,625,871 shares of common stock. Each unit consists of one share of common stock and a 60 month warrant that is immediately exercisable to purchase one share of common stock at an exercise price of $1.50. The shares of common stock and warrants will be issued separately but can only be purchased together as a unit in this offering. This prospectus supplement also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Description of Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Securities that may be Offered” starting on page 12 of the accompanying prospectus.

Description of Warrants to Purchase Common Stock

The following summary of certain material terms and provisions of our warrants offered in this offering is subject to changes based on the final terms of the offering. The following summary is subject to, and qualified in its entirety by, the form of warrant, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review a copy of the form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable beginning on the date of original issuance and at any time after such date. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise. If at any time there is not a current, valid and effective registration statement covering the warrant shares that are the subject of the exercise notice, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price. The initial exercise price per share of common stock purchasable upon exercise of the warrants is $1.50 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. Additionally, the exercise price of the warrants and the number of shares into which the warrants are exercisable into are subject to certain adjustments if we issue or sell any additional shares of common stock or common stock equivalents at a price per share less than the exercise price then in effect, or without consideration. Notwithstanding the foregoing, there will be no adjustment to the exercise price with respect to the sale or issuance of certain excluded securities. We may at any time during the term of the warrants, with the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our Board of Directors.

Purchase Rights. In addition to the adjustments described above, if we at any time grant, issue or sell any of our securities or other property pro rata to the record holders of any class of common stock, then the holders of the warrant will have to the to purchase the aggregate amount of such securities which such holders could have acquired if such holders had held the number of shares of common stock acquirable upon complete exercise of their warrants.

No Redemption. The warrants do not provide for any redemption.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the warrants. We do not plan on making an application to list the warrants on any national securities exchange or other nationally recognized trading system.

Fundamental Transaction. If, at any time while the warrants are outstanding, (A) we, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to another entity, or (iii) make, or allow one or more entities to make, or allow the Company to be subject to or have its common stock be subject to or party to one or more entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of common stock, (y) 50% of the outstanding shares of common stock calculated as if any shares of common stock held by all such entities making or party to, or affiliated with any such entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of common stock such that all such entities making or party to, or affiliated with any such entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of common stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more entities whereby all such entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of common stock, (y) at least 50% of the outstanding shares of common stock calculated as if any shares of common stock held by all the entities making or party to, or affiliated with any such entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of common stock such that the entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of common stock, or (v) reorganize, recapitalize or reclassify its common stock, (B) we, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any entity individually or the entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of common stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding common stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding common stock not held by all such entities as of the date of the warrants calculated as if any shares of common stock held by all such entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of common stock or other equity securities of the Company sufficient to allow such entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of common stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction, each, a “Fundamental Transaction” then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Furthermore, upon the request of the holder, at anytime before the 90th day after the consummation or occurrence of a Fundamental Transaction, the Company or successor entity must purchase the warrant for an amount in cash equal to its Black Scholes value.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

MANAGEMENT

Set forth below are the names, ages as of November 20, 2015, and positions with us of our executive officers and directors and other key employees.

Name	Age	Title
Jeff A. Hawthorne	57	Chief Executive Officer, President, Principal Executive Officer and Director
Jalil Shaikh	61	Chief Operating Officer
Robert J. Petcavich	60	Senior Vice President and Chief Technology Officer
Christine A. Russell	65	Chief Financial Officer
Carl J. Yankowski	66	Director
Bruce I. Berkoff	54	Director
Ross A. Young	49	Director
William Wayne Patterson	70	Director
Anthony J. LeVecchio	68	Co-Chairman
Malcolm J. Thompson	69	Co-Chairman

Jeff A. Hawthorne, Chief Executive Officer, President, Principal Executive Officer and Director— On April 14, 2014, Jeff Hawthorne was appointed as our Chief Executive Officer, President and a director. From January 2009 to April 2014, Mr. Hawthorne was a business advisor to various companies. From March 2012 to February 2013, Mr. Hawthorne served as senior vice president and general manager of the MOCVD business unit at Veeco, where he was responsible for revenue of $300 million and 350 employees. From November 1991 to October 2008, Mr. Hawthorne was employed by Photon Dynamics, beginning as an inspection system applications engineer, promoted to VP of development and president of its image processing division, and eventually promoted to the positions of president and CEO of the company before it was acquired by Orbotech for $290 million. The company was the leading supplier of test, repair and inspection equipment for the flat panel display industry, with 350 employees and operations in Japan, Korea, Taiwan and China. As president and CEO, he oversaw multiple new product introductions, which drove the company’s market share to 80%, and grew annual revenues from $70 million to $180 million. Earlier in his career, Mr. Hawthorne held various technical and management roles at companies in flat panel display engineering consulting and the development of custom thin film deposition equipment used for semiconductor, solar and wear coating applications. Since October 2012, Mr. Hawthorne has served as a director on the board of directors at Iteru Systems, a developer of a unique enterprise data management platform. Since October 2008, Mr. Hawthorne is also a member of the visiting committee for the Dean of the Engineering School at the University of Rochester. Mr. Hawthorne holds a Master of Science degree in Optical Engineering from the University of Rochester, Institute of Optics and a Bachelor of Science, Cum Laude, in Engineering Physics from the University of Colorado, Boulder. Mr. Hawthorne also attended the Stanford Executive Program at Stanford University’s Graduate School of Business. Mr. Hawthorne is also an inventor on seven patents in automated machine vision technology for inspection and testing of flat panel displays. Mr. Hawthorne’s extensive business experience as an executive officer and his educational background gives him the qualifications and skills to serve as a director of Uni-Pixel, Inc.

Jalil Shaikh, Chief Operating Officer— Mr. Shaikh, was the Vice President and General Manager of the Touch Materials Business Unit with Atmel Corporation from February 2010 to April 2015. During his tenure with Atmel Corporation, Mr. Shaikh was instrumental in establishing the Touch Materials Business Unit, including assembling the team responsible for developing, designing, manufacturing and marketing the Technology touch sensor. Mr. Shaikh was also responsible for establishing the fabrication facility in Colorado Springs, Colorado. Prior to his employment with Atmel Corporation, Mr. Shaikh was the CEO and a member of the board of directors of Ranch Energy Systems, a privately held alternative energy company where he was responsible for strategy, sales and marketing, and establishing supply chain and sales channels. Earlier in his career, he served as CEO and a member of the board of directors of Validity Sensors (sold to Synaptics), where he was responsible for the commercialization of the company’s finger print reader technology. Prior to Validity Sensors, he served as a Vice President and General Manager at Broadcom. Leading up to its acquisition by Broadcom, he also served as CEO of Zeevo, a provider of semiconductor and software solutions for Bluetooth® wireless headset products. Mr. Shaikh holds a Masters of Science in Electrical Engineering from Rutgers University and an MBA from the University of Phoenix.

Robert J. Petcavich, Senior Vice President and Chief Technology Officer — Dr. Petcavich has been the Senior Vice President and Chief Technology Officer of UniPixel since he joined us in January 2008. Dr. Petcavich was also the co-founder of Health Beacons Inc. in Kirkland, Washington, a company that develops leading edge implantable RFID technology for the medical surgical cancer field. Dr. Petcavich was Senior Vice President and Chief Technology Officer of Lumera Corporation (NASDAQ:LMRA) in Bothell, Washington, a publicly traded nanotechnology polymer platform bioscience and molecular photonics technology company. Dr. Petcavich has been the Chairman, CEO and CTO of several advanced materials and medical informatics technology companies. Dr. Petcavich was Vice President of Deposition Technologies Inc. from 1982 to 1988, an advanced materials company involved in electro optic and aerospace thin film materials development and manufacturing which was subsequently acquired by Brunswick Defense (NYSE:BC) and Material Sciences Corporation (NYSE:MSC) in 1986. From August 1988 until September 1995, Dr. Petcavich was President and CEO of Alphascribe Express Inc., an electronic medical records service enterprise, which was subsequently sold to Rodeer Systems. Dr. Petcavich was also founder, Chairman and CTO of Planet Polymer Technologies Inc. (NASDAQ:POLY now PLNT) from 1992 until 2002, an advanced materials intellectual property development company which merged with Allergy Free Inc. of Houston, Texas. Dr. Petcavich was also founder, CEO and Chairman from 1996 until 2001 of Alife Medical Inc., a natural language processing software services provider for the medical billing industry. Alife Medical Inc. was one of the fastest growing companies in the United States in 2010 according to Red Herring, and was acquired by Ingenix, Inc. Dr. Petcavich was also founder and a board member of Molecular Reflections Inc., a MEMS based biotech design and discovery platform company, as well as Polytronix Inc., a custom LCD manufacturer of Richardson, Texas. Dr. Petcavich has a Ph.D. degree in Polymer Science, a Master of Science degree in solid state science, and a B.S. degree in chemistry from Pennsylvania State University, and he completed the PMD executive management degree program at Harvard. Dr. Petcavich holds 28 issued United States patents in fields such as electro optic LCD displays, biotechnology MEMS devices, time released animal neutraceuticals, fruit shelf life extension technology, and handheld wireless devices. Dr. Petcavich is also on the Board of Directors of the College of Science at Pennsylvania State University and the Harvard Business School Alumni Club in the Houston area.

Christine A. Russell, Chief Financial Officer— Ms. Russell has over 30 years of experience in corporate finance. From May 2014 to March 2015, Ms. Russell was Chief Financial Officer of Vendavo, Inc., a venture backed enterprise software company that was sold to a private equity firm. From May 2009 to September 2013, Ms. Russell was the Chief Financial Officer of Evans Analytical Group, a privately held analytical and testing services company with over 700 employees and 22 labs worldwide delivering services to technology firms, including semiconductor, LED, biotechnology and chemical. From June 2006 to May 2009, Ms. Russell was Chief Financial Officer and Executive Vice President, Business Development of Virage Logic Corp., a public company, offering semiconductor intellectual property including memory, logic, I/O and related technologies. The company merged with Synopsys, Inc. in 2010. From April 1992 through March 2006, Ms. Russell was a Chief Financial Officer with three publicly traded companies and two privately held companies. Ms. Russell holds bachelors and masters of business administration degrees in Finance from Santa Clara University.

Carl J. Yankowski, Director— Mr. Yankowski has served as a director since March 16, 2007. Mr. Yankowski was appointed interim co-Chief Executive Officer, interim co-President, and co-Principal Executive Officer from December 30, 2013 to April 14, 2014. Mr. Yankowski has served as the CEO of Westerham Group since 2001. Mr. Yankowski also served as the CEO of Ambient Devices, Inc. and helped capitalize Ambient. Mr. Yankowski was named CEO of Palm, Inc. in December 1999, three months before its initial public offering that raised in excess of $1 billion. Immediately prior to joining Palm, Mr. Yankowski was CEO of the Reebok Brand, where he led the worldwide Reebok-brand business, a multibillion dollar enterprise that eventually merged with Adidas. During his tenure at Reebok, Mr. Yankowski successfully reorganized the Company for growth, significantly streamlined operations, and improved profitability. Mr. Yankowski spent over four years at Sony Electronics, Inc. as President and COO where he was responsible for the development and launch of numerous successful products in growing markets and new business categories for Sony, including DVD, CDMA, digital imaging, and VAIO personal computers. He also oversaw the initial U.S. launch of PlayStation. Mr. Yankowski led Sony to profitable U.S. revenue growth from $6+ billion to over $10 billion, and oversaw a dramatic expansion of U.S. manufacturing. In an earlier position as Chairman of Polaroid’s Asia Pacific Region, Mr. Yankowski led growth in the business imaging market globally and established the Company’s Asia Pacific headquarters. Mr. Yankowski has held marketing and strategic leadership positions in several other prestigious technology and consumer-products companies, including General Electric Co., Pepsi, Memorex and Procter & Gamble. Mr. Yankowski earned simultaneous Bachelors of Science degrees in electrical engineering materials science and management from Massachusetts Institute of Technology (“MIT”). He serves or has served on the visiting committee of the MIT Media Lab, and the Boards of Informatica, Avidyne, and many other public and private firms, plus the Boston College Carroll School of Business and the MIT Sloan School of Business.

Mr. Yankowski’s leadership roles in numerous fortune 500 companies make him a valuable member of our Board of Directors and Audit Committee. The extensive management experience he has acquired in these roles provides him with the knowledge to assist with financial, accounting, regulatory and administrative matters. Mr. Yankowski is well-versed in accounting principles and financial reporting rules and regulations, and is equipped to evaluate financial results and lead our Audit Committee.

Bruce I. Berkoff, Director— Mr. Berkoff has served as a director since March 16, 2007. Mr. Berkoff is the Chairman of the LCD TV Association which is a global not-for-profit marketing trade association to help “inform, promote, improve, and connect” the entire supply chain involved with the large and growing multibillion dollar LCD TV industry. Since March 2011, Mr. Berkoff has been the CMO (Chief Marketing Officer) of CBRITE, a Santa Barbara based leader in metal oxide back plane technology for flat panel displays. He was also a Director of LG Display from 2007 until 2009. Mr. Berkoff was the Chief Marketing Officer of Energy and Display Systems, working at Applied Materials, Inc. from October 2009 through January 2011. Mr. Berkoff was the CMO of Ascent Solar from September 2008 to September 2009. Mr. Berkoff was also the CEO and later Chairman of Enuclia Semiconductor, a fab-less semiconductor startup in the HDTV video processor market, and prior to that, he was the Executive Vice-President and Chief Marketing Officer of LG.Philips LCD, one of the world’s leading TFT-LCD manufacturers. Before that, Mr. Berkoff served as general manager of Philips Flat Display Systems’ software and electronics business unit in Silicon Valley. He has also held executive management positions at several technology companies, including UMAX Computer Corporation, Radius, and SuperMac Technologies. Mr. Berkoff is well-known for his visionary keynote addresses, panel chairmanships and other roles at display and electronics industry events, including the Symposium on Information Displays (SID) Business & Investor Conferences, USDC (US Display Consortium) Conferences, DisplayForum Europe, HDTV Forum, Asia SID (ASID), EuroDisplays (ESID), the U.S. Flat Panel Display (US FPD) Conference, the Flat Information Display (FID) Conference and the Consumer Electronics Show (CES) in Las Vegas. Mr. Berkoff holds undergraduate and graduate degrees in physics and biophysics from Princeton and the University of California, Berkeley, respectively, and also has display-related patents both granted and pending in the U.S. and China.

Mr. Berkoff’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our Board of Directors and other Board committees. With his business experience and educational background, Mr. Berkoff is well-versed in new technologies to help lead our company and is well-versed in the review and evaluation of financial statements of publicly traded companies. He provides valuable insight to our Board of Directors and other Board committees.

Ross A. Young, Director— Mr. Young has served as a director since May 20, 2008. Mr. Young founded DisplaySearch, the leading provider of market intelligence on displays and related technology, in 1996, sold it to The NPD Group in 2005 and is credited with building the firm to what it is today. After leaving DisplaySearch in 2008, he served as VP at Samsung LCD before joining IMS Research in late 2009 as SVP of displays, LEDs and lighting. He left this position in January 2012 and currently provides his services as an independent consultant. Mr. Young has made multiple appearances on television, including NBC’s The Today Show, as a display industry expert, and has been an invited speaker at over 30 different conferences worldwide. Mr. Young was appointed to the Board of Directors of semiconductor start-up Akhan Technologies in 2010 and the Advisory Board of Illumitex, an LED start-up, in 2009. Mr. Young received The NPD Group’s prestigious John Byington Award for outstanding creativity and innovation in November 2006, was appointed to the Board of Directors at Westar Display Technologies in February 2005 and was named to the VLSI Research Executive All-Star Team in 1994. Prior to founding DisplaySearch in 1996, he served in senior marketing positions at OWL Displays, Brooks Automation, Fusion Semiconductor and GCA in the driver IC, flat panel automation, etch and strip and lithography markets. He is also a published author, having written a book on U.S. - Japanese competition titled Silicon Sumo: U.S.-Japan Competition and Industrial Policy in the Semiconductor Equipment Industry. Mr. Young holds a Bachelor’s degree in economics from the University of California at San Diego.

Mr. Young’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our Board of Directors and other Board committees. With his business experience and educational background, Mr. Young is well-versed in new technologies to help lead our company and is well-versed in the review and evaluation of financial statements of publicly traded companies. He provides valuable insight to our Board of Directors and other Board committees.

William Wayne Patterson, Director— Mr. Patterson has served as a director since May 9, 2011. Since August 2012, Mr. Patterson has been a co-founder and a partner in Dos Rios Partners, a private equity fund, and is an experienced entrepreneurial manager who has demonstrated success in building businesses through innovative growth and cost containment strategies. From March 1970 to September 1991, Mr. Patterson was employed by Keystone International, Inc., where he served as CFO and then as COO. During his time with Keystone, it grew from $15 million in revenues to more than $1 billion. Keystone was sold in 1996 to Tyco International for $1.7 billion. Mr. Patterson was also a co-founder and CEO of Texas Micro Inc. (a NASDAQ-traded company) and of Briskheat Corporation. Since the sale of Keystone in 1991, Mr. Patterson has been doing private consulting and financing work. Mr. Patterson has participated in more than 20 private equity transactions and has served as interim CEO of Integrated Graphics/Earthcolor and of Vector Global Services. From January 2005 until their sale in 2012 and 2011, respectively, Mr. Patterson served as the non-executive chairman of Ashbrook Simon-Hartley and of Controlled Recover. Mr. Patterson graduated with honors from the University of Texas in Austin and has a Law Degree from the University of Texas Law School. Mr. Patterson is also a CPA.

Mr. Patterson’s leadership roles in numerous companies make him a valuable member of our Board of Directors and Audit Committee. The extensive management experience he has acquired in these roles provides him with the knowledge to assist with financial, accounting, regulatory and administrative matters. Mr. Patterson is well-versed in accounting principles and financial reporting rules and regulations, and is equipped to evaluate financial results and participate in our Audit Committee.

Anthony J. LeVecchio, Co-Chairman— Mr. LeVecchio has served as a director since May 9, 2011. Mr. LeVecchio has been the president and owner of The James Group, a general business consulting firm that has advised clients across a range of industries, since 1988. Prior to forming The James Group, Mr. LeVecchio was the senior vice president and chief financial officer for VHA Southwest, Inc., a regional healthcare system. Mr. LeVecchio currently serves as director, advisor and executive of private and public companies in a variety of industries. Mr. LeVecchio also currently serves on the Board of Directors of ViewPoint Financial Group, a community bank based in Plano, Texas that is listed on The NASDAQ Global Select Market and as chairman of its Audit Committee. Mr. LeVecchio holds a Bachelor of Economics and an M.B.A. in Finance from Rollins College.

Mr. LeVecchio’s leadership roles in numerous companies make him a valuable member of our Board of Directors and Audit Committee. The extensive management experience he has acquired in these roles provides him with the knowledge to assist with financial, accounting, regulatory and administrative matters. Mr. LeVecchio is well-versed in accounting principles and financial reporting rules and regulations, and is equipped to evaluate financial results and participate in our Audit Committee.

Malcolm J. Thompson, Co-Chairman — Dr. Thompson has served as a director since August 19, 2014. In March 2013, Dr. Thompson was appointed CEO of the Nano-Bio Manufacturing Consortium, which is funded by the Air Force to develop real time next generation human performance monitoring using flexible electronics to monitor stress, fatigue and cognitive ability. Since January 2002, Dr. Thompson has been President of MJT Associates, which provides high-tech business and technology consulting. Dr. Thompson has over 25 years of experience in the display industry and is a recognized worldwide authority. Dr. Thompson was Chairman and CEO of RPO from December 2006 to March 2011. RPO was a multinational company that developed a revolutionary new touch technology for LCD displays. Dr. Thompson was board member and eventually succeeded Floyd Kvamme as Chairman of the board of Photon Dynamics from 1993 to 2008. Dr. Thompson was also a board member of Cambridge Display Technology from 2005 to 2007. Dr. Thompson was interim and part time CEO of Vitex from April 2003 to December 2005 and President and CEO of Novalux from March 2009 to December 2010. Dr. Thompson held various positions, rising to be Chief Technologist at the Xerox Palo Alto Research Center (PARC) from 1982-1995, where he was responsible for the advanced development and commercialization of revolutionary new imaging systems. His group produced the first desktop high resolution TFT LCD. That technology was used to develop one of the first digital X-ray systems. He spun this activity out of PARC and was the founder, President and CEO of dpiX from January 1995 to March 1999. Dr. Thompson was the founder and Chairman of the board of USDC, now FlexTech Alliance and has been a board member from 1993 to the present. Dr. Thompson has served on Audit, Nominating and Compensation Committees for various public and private companies. Dr. Thompson has been given many prestigious awards and was appointed a Technology Pioneer at the World Economic Forum in 2000 and 2001. Dr. Thompson led a US/Japan Trade and Partners delegation on flat panel displays in his capacity as Chairman of the board of USDC. Dr. Thompson has a BSc and PhD from Brighton University in the UK.

Dr. Thompson’s technology industry experience, particularly as it relates to our industry, makes him highly qualified to serve as a member of our Board of Directors and other Board committees. With his business experience and educational background, Dr. Thompson is well-versed in new technologies to help lead our company and is well-versed in the review and evaluation of financial statements of publicly traded companies. He provides valuable insight to our Board of Directors and other Board committees.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC has agreed to act as the lead placement agent and Ladenburg Thalman has agreed to act as co-placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement, dated November 24, 2015. The common stock and warrants will be sold as units, with each unit consisting one share of common stock and a 60 month warrant that is immediately exercisable to purchase one share of common stock at an exercise price of $1.50. The placement agents are not purchasing or selling any units offered by this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the units, but has agreed to use its commercially reasonable “best-efforts” to arrange for the sale of all of the units offered hereby. We will enter into subscription agreements directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus supplement and the accompanying prospectus. The price per unit has been determined based upon arm’s-length negotiations between the purchasers and us.

The placement agents propose to arrange for the sale to one or more purchasers of the units offered pursuant to this prospectus through direct subscription agreements between the purchasers and us.

Commissions and Expenses

We have agreed to pay the placement agents an aggregate cash placement fee equal to 7% percent of the gross proceeds in this offering; provided any sales to holders of the senior secured convertible notes issued by us on April 16, 2015 and on November 5, 2015 shall result in a fee of 4% of the gross proceeds received by us from the sale of such units.

The following table shows the per unit and total cash placement agent fees we will pay to the placement agents in connection with the sale of the units offered pursuant to this prospectus supplement and the accompanying base prospectus assuming the purchase of all of the units offered hereby:

Per Unit	$0.0595
Total	$498,789.30

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agent fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. In addition, we have agreed to reimburse the placement agents at closing up to a maximum aggregate of $120,000 for all reasonable filing fees and reasonable fees and disbursements of counsel to the placement agents incurred in connection with the qualification of the shares common stock being offered in this offering and in connection with any Financial Industry Regulatory Authority, Inc. (FINRA) filing and all reasonable out-of-pocket expenses that have been incurred by the placement agents in connection with this offering, including legal fees and for costs incurred by the placement agents in connection with investor presentations and any road shows it conducts. In accordance with the rules and regulations of FINRA, in no event may the maximum compensation payable to FINRA members and independent broker-dealers exceed 8.0% of the gross proceeds of this offering.

Our obligation to issue and sell units to the purchasers is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in his or her subscription agreement as well, which may also be waived.

We currently anticipate that the sale of the units offered by this prospectus supplement and the accompanying base prospectus will be completed on or about November 30, 2015. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors. We will mail warrants directly to the investors at the respective addresses set forth in their subscription agreement with us.

The Company is contractually obligated to pay to a financial advisor not acting as a placement agent in connection with this offering a financing fee in connection with any purchases made in this offering as a result of the noteholders exercising their existing Right of First Offer. A portion of the amount of such financing fees shall be deducted from the total commissions and fees paid to the placement agents in this offering.

We estimate that expenses payable by us in connection with this offering of our securities, other than the placement agent fees, will be approximately $510,725.00.

Indemnification

Pursuant to the placement agency agreement, we have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the placement agents or such other indemnified parties may be required to make in respect of those liabilities.

Restrictions on Future Sales

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of the lead placement agent for a period of 90 days, subject to an 18 day extension under certain circumstances (the “Lock-up Period”), following the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of securities sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of options or warrants and the vesting of restricted stock awards or units and (iii) the issuance of employee stock options and the grant, redemption or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans.

In addition, each of our directors and executive officers has entered into a lock-up agreement with the placement agents. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including without limitation any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of or enter into any transaction which is designed to, or could be expected to, result in the disposition of any shares of common stock or any other securities currently or hereafter owned either of record or beneficially, or publicly announce an intention to do any of the foregoing, without the prior written consent of the lead placement agent, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for transfers (i) as a bona fide gift or gifts to immediate family member(s) (as defined in Item 404(a) of Regulation S-K under the Exchange Act) who agree to be bound by these restrictions, (ii) by will or the laws of descent and distribution, (iii) to one or more trusts for bona fide estate planning purposes or (iv) to us or as may be required under any of our benefit plans.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the placement agents or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any placement agent’s websites or our website and any information contained in any other website maintained by the placement agents or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the placement agents in their capacity as placement agents, and should not be relied upon by investors.

Regulation M Restrictions

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares of our common stock sold by them while acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agents would be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of our common stock by the placement agents acting as a principal. Under these rules and regulations, the placement agents:

•   must not engage in any stabilization activity in connection with our common stock; and

•   must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our common stock, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Passive Market Making

In connection with this offering, the placement agents and any selling group members may engage in passive market making transactions in our common stock on The NASDAQ Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act of 1934 during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Affiliations

From time to time, the placement agents and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agents and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agents and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the placement agents have not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain any of the placement agents to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Selling Restrictions

European Economic Area

This prospectus supplement and the accompanying prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)  to any legal entity which is a qualified investor as defined in the Prospectus Directive authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative of the placement agent for any such offer; or

(c)  in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus are not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended ) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus supplement and the accompanying prospectus are directed at, and this prospectus supplement and the accompanying prospectus are only being distributed to, (1) persons who receive this prospectus supplement and the accompanying prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49 (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus supplement and the accompanying prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Each of the placement agents has represented, warranted and agreed that:

(a)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)  it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the common stock and the accompanying warrants offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Crowell & Moring LLP, San Francisco, California. The placement agents are represented by DLA Piper LLP (US), East Palo Alto, California.

EXPERTS

The consolidated financial statements of UniPixel as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus supplement by reference to the UniPixel Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PMB Helin Donovan, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The website, and, except as expressly incorporated herein, the information contained therein, is not a part of this prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus. We hereby incorporate by reference the following documents into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 26, 2015;

•	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on January 27, 2015;

•
Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, as filed with the SEC on May 11, 2015, June 30, 2015, as filed with the SEC on August 4, 2015, and September 30, 2015 as filed with the SEC on November 2, 2015;

•	Amendment No. 1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, as filed with the SEC on November 5, 2015;

•
Our Current Reports on Form 8-K filed with the SEC on February 12, 2015, February 20, 2015, February 26, 2015, April 17, 2015 (as amended on June 19, 2015), April 23, 2015, April 27, 2015, May 1, 2015 (as amended on August 3, 2015), May 12, 2015, May 12, 2015, May 15, 2015, May 28, 2015, June 1, 2015, June 15, 2015, July 13, 2015, August 3, 2015, August 4, 2015 (as amended on August 10, 2015), September 3, 2015, November 2, 2015, November 4, 2015, November 6, 2015, November 23, 2015 and November 24; and

•
The description of our common stock included in our Registration Statement on Form 8-A/A, as filed with the SEC on December 9, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the effective date of this registration statement and prior to the sale of all shares of common stock and the accompanying warrants to which this prospectus relates or the termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us at:

4699 Old Ironsides Drive
Santa Clara, California 95054 USA
(408) 800-4047

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PROSPECTUS

$75,000,000

Common Stock, Preferred Stock, Warrants and Units

and

4,159,891 Shares of Common Stock Offered by Selling Stockholders
__________________________________

By this prospectus and an accompanying prospectus supplement, we may from time to time offer and sell, in one or more offerings, up to $75,000,000 in any combination of common stock, preferred stock, warrants, and units. We will provide you with more specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Also, the selling stockholders identified in this prospectus may, from time to time, offer and sell up to an aggregate of 4,159,891 shares of our common stock, which includes (i) 1,867,252 shares that the selling stockholders have the right to receive upon the conversion of $15,000,000 principal amount and interest on 9% Senior Secured Convertible Notes due April 16, 2016, which were issued to selling stockholders in a private placement that closed on April 16, 2015 (the “Notes”); and (ii) 425,387 shares (out of a total of 1,151,121 shares) issuable upon exercise of warrants we issued in conjunction with the sale of the Notes, which we refer to as the “Warrants”. In addition, the aggregate shares being registered for the selling stockholders includes 1,867,252 shares of our common stock required to be registered under the terms of the securities purchase agreement and registration rights agreement executed in connection with the sale of the Notes and Warrants. To the extent the shares offered by this prospectus are not issued pursuant to the terms of the Notes and the Warrants, we will deregister them. See the section of this prospectus titled “Selling Stockholders”.

We or any selling stockholder may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We or any selling stockholder may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution for any sales we make. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

We have agreed to pay certain expenses in connection with the registration of the shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

Our common stock is traded on the NASDAQ Capital Market under the symbol “UNXL.” On July 2, 2015, the last reported sale price of our common stock on the NASDAQ Capital Market was $ 2.55 per share.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 8 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.  Under this shelf process, we or any selling stockholder may sell the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities which may be offered.  Each time we offer securities for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. If required for the particular sale, we will also provide a prospectus supplement when a selling stockholder offers securities for sale hereunder that contains specific information about the terms of that offering. Any prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement that contains this prospectus (including the exhibits thereto) contains additional important information about us and the selling stockholders and the securities we or any selling stockholder may offer under this prospectus. Specifically, we have filed certain legal documents that establish the terms of the securities offered by this prospectus as exhibits to the registration statement.  We will file certain other legal documents that establish the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC.  You may obtain copies of that registration statement and the other reports and documents referenced herein as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date.  Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “the Company” or “Uni-Pixel” refer to Uni-Pixel, Inc. and its subsidiaries.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in this prospectus and any accompanying prospectus supplement include, without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage growth and competition; and (iii) other risks and uncertainties indicated from time to time in our filings with the SEC.  Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, the rate and degree of market acceptance of our products, our ability to develop and market new and enhanced products, our ability to obtain financing as and when we need it, competition from existing and new products and our ability to effectively react to other risks and uncertainties described from time to time in our SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility.

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to publicly update or review any forward-looking statement.

OUR BUSINESS

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

About Uni-Pixel, Inc.

We believe we are one of the technology leaders in the optical design and manufacturing of large area microstructured polymer film materials and related technologies for the display, flexible electronics, energy, transportation and entertainment industries.  Our microstructured polymer films, which we refer to as Performance Engineered Films (PEFs), are designed to lower the cost and improve functionality and performance of devices in the markets they address.  We make transparent conductive films and flexible electronic films based on our proprietary manufacturing process for high volume, roll to roll printing of flexible thin-film conductor patterns. The process offers precision micro-electronic circuit patterning and modification of surface characteristics over a large area on an ultra-thin, clear, flexible, plastic substrate. These films may be incorporated into touch sensors, capacitive switches, general lighting, automotive, antenna, display and shielding applications.  We intend to sell the touch screen films, under the brand, as sub-components of a touch sensor module.

In addition to the flexible electronic films described above, we are developing a hard coat resin that can be applied using film, spray or inkjet coating methods for applications as protective cover films, a cover lens replacement or a conformal hard coat for plastic components. We plan to sell our hard coat resin and optical films under the Diamond Guard™ brand.

Recent Developments

Atmel Corporation Asset Acquisition and License Agreements

On April 16, 2015 (the “Closing Date”), the Company’s wholly-owned subsidiary, Uni-Pixel Displays, Inc. (“Displays”), acquired from Atmel Corporation (“Atmel”), pursuant to the terms of a Purchase and Sale Agreement, a Patent License Agreement, an IP License Agreement, a Bill of Sale and Assignment and Assumption Agreement and two leases for real property, certain assets used for the production of capacitive touch sensors comprised of fine lines of copper metal photo lithographically patterned and plated on flexible plastic film (the “Touch Sensors”). $450,000 was paid for the machinery, parts and equipment needed to manufacture the Touch Sensors and the existing inventory on hand. Displays paid this amount with a secured promissory note due on or before the earlier of (i) the second anniversary of the Closing Date or (ii) the sale of equity and/or debt securities after the Closing Date pursuant to which Displays or any affiliate of ours receives gross proceeds of no less than $5 million. While the promissory note is secured, the security interest will be subordinate to the security interest held by the Investors, as discussed below. Interest accrues on the unpaid principal amount at a rate equal to 2% per annum compounded semi-annually and is to be paid in arrears semi-annually, commencing with the six-month anniversary of the Closing Date. Displays has granted to Atmel a security interest in the purchased assets and all accounts receivable subsequently arising from Display’s manufacture and sale of Touch Sensors and all proceeds therefrom. Pursuant to the Purchase and Sale Agreement, Displays assumed certain liabilities of Atmel, including open purchase and supply orders, related to the Touch Sensor business.

Through the Patent License Agreement, Atmel licensed to Displays a non-sublicensable, worldwide, royalty-bearing license under its Touch Sensors patents to make or have made, use, offer for sale, sell, and import the Touch Sensors. In consideration for this license, Displays agreed to pay an annual royalty fee during the initial five year term of the license (the “Initial Term”) of the greater of $3.25 million or 3.33% of the total net sales (as defined in the Patent License Agreement) of the Touch Sensors during the Initial Term. Displays has the right to renew the license for a term of 10 years. If Displays exercises this right, the annual royalty fee will consist of 2.5% of the total net sales of the Touch Sensors until it reaches a total of $16.75 million, at which time no further annual royalty fees will be due. Upon execution of the Patent License Agreement, Displays paid a non-refundable, non-returnable prepayment of minimum annual royalty fees of $9.33 million (the “Royalty Prepayment”). The Royalty Prepayment will be applied to the annual royalty fees Displays owes under the Patent License Agreement. If, during the Initial Term, Displays’ cash balances as of the quarter end immediately prior to the date of the royalty period to which an unpaid annual royalty relates is less than $30 million, it may pay the annual royalty fee with a secured promissory note. If Displays decides to pay the annual royalty fee with a secured promissory note, the security interest will be subordinate to the security interest held by the Investors, as discussed below. Atmel has agreed that it will not enter into a license agreement for the licensed patents that is effective prior to the second anniversary of the Closing Date.

Through the IP License Agreement, Atmel licensed to Displays a non-sublicensable, worldwide, royalty-free license to the intellectual property necessary to make or have made, use, offer for sale, sell, and import the Touch Sensors. The term of the IP License Agreement is co-extensive with the term of the Patent License Agreement. Atmel has agreed that it will not enter into a license agreement for the licensed intellectual property that is effective prior to the second anniversary of the Closing Date.

As part of the asset acquisition, Displays also entered into leases with Atmel Corporation for Building 2 and Building 4, both of which are located at 1150 E. Cheyenne Mountain Boulevard, Colorado Springs, Colorado. The term of each lease is 18 months (the “Primary Lease Term”). The term of each lease may be extended for two additional six month periods. During the Primary Lease Term, the initial base rent for each of Building 2 and Building 4 will be $100. During the first renewal term, the monthly base rent for Building 2 will be $5,625 and during the second renewal term the monthly base rent will be $8,437.50. During the first renewal term, the monthly base rent for Building 4 will be $39,375 and during the second renewal term the monthly base rent will be $59,062.50. Aside from the base rent, Displays is responsible for the payment of its share of operating expenses attributable to the buildings, real estate taxes attributable to the buildings, sales and personal property taxes, utilities and additional services provided by Atmel (as defined in the leases). We believe that Building 2 and Building 4 are currently suitable for the operations related to the manufacture and distribution of the Touch Sensors.

Displays also acquired from CIT Technology Limited, an FLT (Fine Line Technology) Patent License Agreement and an FLT (Fine Line Technology) Intellectual Property License Agreement and entered into an agreement for the provision of manufacturing and technology transfer services.

The Financing

Concurrent with the consummation of the transactions described above, on the Closing Date and pursuant to a Securities Purchase Agreement, we sold $15 million in Senior Secured Convertible Notes (the “Notes”), together with warrants for the purchase of 1,151,121 shares of our common stock (the “Warrants”), to two accredited investors (the “Investors”). The number of shares of common stock subject to the Warrants equaled 65% of the number of shares of common stock the Investors would receive if the Notes were converted at the Conversion Price (as defined below) on the trading day immediately prior to the Closing Date.

The Notes accrue simple interest at the rate of 9% per year (“Interest”). The Notes together with all accrued and unpaid Interest are due and payable on April 16, 2016 (the “Maturity Date”). The Investors may, at any time, elect to convert the Notes into shares of our common stock at the conversion price, subject to certain beneficial ownership limitations. The conversion price will be $8.47 per share (the “Conversion Price”), subject to adjustment as set forth in the Notes for stock splits, dividends, recapitalizations and similar events, which equaled 110% of the last closing price of our common stock prior to the execution and delivery of the Securities Purchase Agreement. The Conversion Price may also be adjusted in the event that the Investors accelerate the payment of any installment amount or if an event of default, as defined in the Notes, occurs. On April 29, 2015 and May 14, 2015, one of the Investors exercised its right to accelerate the payment of $2,250,000 in principal amount and $50,625 in interest and $1,300,000 in principal amount and $42,187.50 in interest, respectively.  We issued 773,320 and 450,459 shares of common stock, respectively, to pay these amounts. Please see the discussion titled “Private Placement of Convertible Notes and Warrants – Redemption of the Notes” beginning on page 17 of this prospectus.

Each of the Notes is subject to voluntary conversion, in whole or in part, into shares of our common stock at the option of the Investors.

Provided there has been no Equity Conditions Failure, as defined in the Notes, we will pay the Installment Amount, as defined in the Notes, by converting all or some of the Installment Amount into common stock. However, we may also, at our option, provided there has been no Equity Conditions Failure, pay the Installment Amount by redeeming the Installment Amount in cash or by any combination of cash and common stock.

In conjunction with the issuance of the Notes and the Warrants, we agreed to (i) file a registration statement covering 200% of the maximum number of shares underlying the Notes and the maximum number of shares underlying the Warrants and (ii) seek stockholder approval for the issuance of all shares underlying the Notes and the Warrants within 60 days of closing.

We are to use commercially reasonable efforts to have the registration statement declared effective within 90 days after the Closing Date. Delays in the effective date of the registration statement, as well as the unavailability of the registration statement after the Closing Date or a failure to keep our public information current (each, a “Registration Default”), will result in the Company paying an amount of 1% of the purchase price on the occurrence of each such Registration Default and 1% per month (or a portion thereof pro rata) that such Registration Default continues to exist.  We are not required to pay Registration Delay Payments at times when the Investors can freely sell our common stock pursuant to Rule 144 without restriction or limitation.

Investors in the offering have the right to participate for no less than 35% of any future offering of our securities until the second anniversary of the Closing Date.

So long as we have satisfied, or the Investors have waived, certain conditions set forth in the Securities Purchase Agreement, the Investors have committed to investing an additional $5 million that will be funded on our request within ten trading days of (a) our receipt of stockholder approval of the financing and (b) the day the registration statement is declared effective. For additional information regarding the issuance and terms of those Notes and Warrants, see "Private Placement of Convertible Notes and Warrants" below. The registration statement of which this prospectus is a part does not register any securities that the Investors could receive if the additional $5 million is invested.

For a more complete discussion of this transaction, please see the discussion titled “Private Placement of Convertible Notes and Warrants” beginning on page 17 of this prospectus.

Our Proprietary Technologies

We focus our research and development on projects that will generate short term revenue that will lead to long term high volume product purchases.  In addition to research and development, we may work on related projects if they are customer funded.  Of our 35 employees, the majority have degrees or advanced degrees in physics, mathematics, chemistry, materials science, or optics.  Historically our development efforts have yielded numerous patents, as well as trade secrets and manufacturing know how that we believe gives us a competitive advantage with respect to our current intellectual properties. In May 2010, we sold 20 U.S. patents, 104 patent applications, and 23 foreign patents.  As of February 26, 2015, we have 6 U.S. patents issued, 1 Japanese patent issued, 1 Korean patent issued and 230 patent applications filed.  This includes 120 Paris Convention Treaty (PCT) patent applications which can still be individually filed in up to 172 different countries, including the U.S.  There are 52 applications filed already in the U.S.  We have also filed 58 patent applications in Taiwan, which is not a member of the PCT.  All of the patent applications, barring unforeseen problems, are expected to provide patent protection in many additional countries including China, Japan, South Korea, India and Europe.

Our patent-pending Copperhead process uses a high-fidelity manufacturing process to create complex micro-electronic patterns that enable revolutionary new electronic printed circuits, such as projected capacitive touch sensors.  Uni-Pixel believes that the Copperhead process can dramatically simplify and reduce the complexity, cost and risk of manufacturing touch sensors and other electronic circuit applications.  We are targeting films made by a combination of the Atmel XSense, the FLT and the Copperhead process as an alternative to traditional indium tin oxide (“ITO”) coated transparent materials used in a variety of electronic products.  By replacing the ITO in a display device we can lower the device production cost, reduce the product thickness and weight, and improve the overall efficiency and performance. Furthermore, this process is adaptive with polymer substrates and as a result may enable the production flexible displays.

Additionally, during the development of our PEF technology we were able to produce an ultra-hard coat that we apply to base films and substrates to produce our Diamond Guard® Film technology and product line. We believe our in house design and prototyping capabilities along with our toll manufacturing partners allows us to be one of the low cost producers for micro-structured and hard coated films for our markets of interest.

Our Target Markets

We are currently focusing our efforts on applications of our PEFs in the following areas:

Transparent Electrically Conductive Films

Our recent combination of the Atmel XSense, the FLT and the Copperhead process enables us to enter a large and growing market for transparent touch screens. We believe this technology is a superior replacement to ITO as the transparent conducting layer in a touch screen device. Based upon calculations derived from DisplaySearch forecasts of the worldwide touch panel market, we believe that the worldwide film market for touch sensors could be $3 billion-$5 billion dollars per year over the next five years. Our transparent electronically conductive films can be produced based on the combination of the Atmel XSense, the FLT and the Copperhead process at low cost and on large flexible polymer substrates. We believe this enables manufacturers to effectively produce large area touch screens at commercially viable costs with enhanced performance and functionality. In addition, we believe that the insertion of this technology into smaller devices will lead to thinner, lighter, lower cost and higher efficiency products. We intend to sell the touch screen films as sub-components of a touch sensor module.

We are currently working with touch screen manufacturers and end users to design products based on our technological achievements or know-how.

Diamond Guard Cover Glass replacement and Protective Cover Films

We have designed, developed and demonstrated large scale production of micro-structured and hard coated films for use as cover glass replacement and protective cover films for touch and multi touch electronic computing devices.  We are currently shipping our Diamond Guard hard coat to end users both domestically and internationally.  We believe that our Diamond Guard hard coat films are unique in the market as compared to other similar products because our hard coat and surface treatments offer better functional specifications as compared to competitive films.  In addition to better features, our roll-to-roll production capabilities result in low production costs which allow us to competitively price our product at or below the price of other products in the market today. We sell our films under the Diamond Guard hard coat brand as well as private labels.  We are currently in discussions with various original equipment manufacturers, touch panel module manufacturers and consumer product manufacturers for incorporation of our product into their product lines, although we cannot guarantee that any of these manufacturers will purchase our product.

Corporate Information

Our facilities and executive offices are located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas, 77381, and our telephone number is (281) 825-4500. We were incorporated in Delaware on May 24, 2001.  Additional information about us is available on our website at www.unipixel.com.  The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.  Our common stock, par value $0.001 per share, is currently traded on The NASDAQ Capital Market under the ticker symbol “UNXL.”

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus.  For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

THE SELLING STOCKHOLDERS’ OFFERING

Common stock offered by the selling stockholders
Up to 4,159,891(1) shares consisting of:

•1,770,956 shares issuable upon conversion of the Notes;
•96,296 shares issuable if all interest is paid in shares;
•425,387 shares (out of 1,151,121 shares) issuable upon exercise of the Warrants;
•1,867,252 additional shares contractually required to be registered and included in this prospectus as a 100% share reserve for the Notes.

Common stock outstanding(1)
14,230,757 shares as of June 30, 2015; 18,294,352 shares after the offering, assuming full conversion of the Notes at the initial conversion price of $8.47 and full exercise of the Warrant shares being offered at the initial exercise price of $9.63 but excluding any shares potentially issuable as interest payments.(2)(3)

Terms of the offering	The selling stockholders will determine when and how they sell the common stock offered in this prospectus, as described in "Plan of Distribution."
Use of proceeds
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders listed in this prospectus under "selling stockholders." To the extent proceeds are received upon exercise of the Warrants by the selling stockholders, we intend to use any such proceeds for general corporate and working capital purposes. See "Use of Proceeds."

Risk factors	See "Risk Factors" beginning on page 8, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Capital Market symbol	UNXL

(1) Of the 4,159,891 shares that could be resold pursuant to this prospectus, 1,770,956 shares are issuable upon conversion of the Notes; 96,296 shares are issuable if all interest is paid in shares; 425,387 shares are issuable upon exercise of the Warrant shares being offered; and 1,867,252 additional shares are contractually required to be registered and included in this prospectus as a 100% share reserve. See "Risk Factors - Risks Relating to the Private Placement of Notes and Warrants." No one selling stockholder or group of affiliated stockholders would hold more than 4.99% or 9.99%, as applicable, of our stock in this situation, and there are 2 selling stockholders.

(2) Does not include the following amounts as of June 30, 2015: (i) additional shares of common stock that could be issuable upon conversion of the Notes in the event that shares of common stock are used to service interest on indebtedness; (ii) 725,734 additional Warrant shares that could be issued if the selling stockholders exercised the Warrants; (iii) 1,860,077 shares of common stock issuable upon exercise of outstanding options; (iv) 290,459 shares issuable upon exercise of outstanding warrants other than the Warrants and (v) 142,900 shares of common stock underlying restricted stock awards that have not yet vested.

(3) The number of shares of common stock outstanding on June 30, 2015 includes a total of 1,311,692 shares of common stock issued to Hudson Bay Master Fund Ltd. for the payment of $3,700,000 in principal amount and $167,437.50 in interest in accordance with the terms of the Notes. (See “Recent Developments – The Financing” beginning at page 4 of this prospectus.) The number of shares of common stock after the offering is based on the unpaid principal amount of the Notes, as of June 30, 2015, of $11,300,000.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Please see the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K and other filings we make with the SEC, which are incorporated by reference in this prospectus.  Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Risks Relating to the Private Placement of Notes and Warrants

Our stockholders will have a reduced ownership and voting interest after issuance of the shares issuable upon conversion of the Notes and exercise of the Warrants and may exercise less influence over management.

In the event the holders of the Notes and Warrants elect to exercise their conversion and/or exercise rights pursuant to these securities in full, and, without taking into account any adjustment to the conversion price or exercise price of the Notes and Warrants, respectively, an aggregate of 2,485,242 shares of our common stock could be issued upon conversion and exercise of the securities, based on $11,300,000, the current principal amount of the Notes, without including shares issuable upon conversion of interest. To date, 1,311,692 shares of common stock have been issued to one of the Note holders for the accelerated payment of principal in the aggregate amount of $3,700,000 and interest in the aggregate amount of $167,437.50 (the “Accelerated Payment Shares”). Based on 14,230,757 shares outstanding as of June 30, 2015 (which includes the Accelerated Payment Shares) together with the 2,485,242 shares of common stock that could be issued in the future, the number of shares owned by the holders of the Notes and Warrants would represent approximately 23% of the shares outstanding. In addition, to the extent we issue shares to service the debt, the ownership percentages of the Note holders would increase incrementally. As a result, our current stockholders as a group would own a substantially smaller interest in us and may have less influence on our management and policies than they now have.

We could be required to make substantial cash payments upon an event of default or change of control under the Notes described below.

The Notes provide for events of default including, among others, payment defaults, cross defaults, material breaches of any representations or warranties, breaches of covenants that are not cured within the applicable time period, failure to perform certain required activities in a timely manner, failure to comply with the requirements under the Registration Rights Agreement described below, suspension from trading or failure of our common stock to be listed on an eligible market for certain periods and certain bankruptcy-type events involving us or a subsidiary.

Upon an event of default, a holder of the Notes may require us to redeem all or any portion of the Notes (including all accrued and unpaid interest and all interest that would have accrued), in cash, at a price equal to the greater of: (x) up to 115% of the amount being redeemed, and (y) the product of (A) the amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing sale price of the shares of common stock from the event of default and ending on the date the holder delivers the redemption notice, by (II) the lowest conversion price in effect during such period. Under the terms of the Notes, in the event of transactions involving a change of control, the holder of a Note will have the right to require us to redeem all or any portion of the Note it holds in cash, at a price with a redemption premium of 125% calculated by the formula specified in the Notes.

If either an event of default or change of control occurs, our available cash could be seriously depleted and our ability to fund operations could be materially harmed.

If the anti-dilution provisions of the Warrants are triggered, there would be a decrease in the exercise price.

Although the initial exercise price of the Warrants is $9.63, which was a premium to the price prior to the closing of $7.70, the Warrants contain provisions that could adjust the exercise price downward. The Warrants contain a weighted average price protection provision that is operable for the first year following issuance of the Warrants, and full ratchet protection for the remaining four years.

Our repayment obligations to our selling stockholders under the Notes are secured by a perfected first priority security interest on all of our assets.

Our obligations to the selling stockholders under the Notes are secured by a lien on all of our assets pursuant to a pledge and security agreement, which was entered into with respect to the issuance of the Notes. If we default under the terms of the Notes, the selling stockholders may exercise various remedies against us, including acceleration of the entire remaining principal amount of the Notes and all accrued and unpaid interest thereon, and remedies against our collateral. An acceleration of the Notes or an exercise of remedies against our assets as collateral could have a material adverse effect on our ability to conduct our business or could force us to invoke legal measures to protect our business, including, but not limited to, for filing for protection under the U.S. Bankruptcy Code.

Risks Relating to our Business

We may not be able to successfully integrate the production of the Touch Sensors into our ongoing business operations, which may result in our inability to fully realize the intended benefits of the asset acquisition and license transactions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and/or results of operations.

We are in the process of integrating the production of the Touch Sensors into our business, and this process may absorb significant management attention, produce unforeseen operating difficulties and expenditures and may not produce the favorable business and market opportunities the asset acquisition and license transactions were intended to provide. If we are presented with appropriate opportunities, we may acquire other businesses or technologies. We may not be able to identify, negotiate, or finance any future acquisition successfully. If we engage in an acquisition transaction, the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, incur debt, assume contingent liabilities, or create additional expenses related to amortizing intangible assets, any of which might harm our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that reduce our net income.

We may face increased competition when we lose the exclusivity of our Atmel and CIT licenses.

Under the terms of our Patent License Agreements with Atmel and CIT, we only have exclusive licenses for two years.  After such period, our licenses become non-exclusive.  Accordingly, we may face increased competition from third parties that may obtain similar non-exclusive access to the related intellectual property, which could delay or terminate our product development efforts, lead to higher costs and significant affect our financial results.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Three Months Ended		Fiscal Year Ended
	March 31, 2015	March 31, 2014	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010

Consolidated ratios of earnings to combined fixed charges and preferred stock dividends	N/A	N/A	N/A	N/A	N/A	N/A	N/A

For purposes of calculating the ratios above, earnings consist of net income from continuing operations plus provision for income taxes, (earnings) loss of equity investees, distributions of income from equity investees and fixed charges. Fixed charges include interest expense and the interest portion of rent expense which is deemed to be representative of the interest factor.

As of the date of this prospectus, we have no shares of preferred stock outstanding and have not declared or paid any dividends on preferred stock for the periods set forth above.

We did not record earnings for the three months ended March 31, 2015 and 2014.  Additionally, we did not record earnings for any of the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of combined fixed charges and preference dividends to earnings for such periods. The dollar amount of the deficiency in earnings available for fixed charges and preference dividends for the three months ended March 31, 2015 and 2014 was approximately $5.7 million and $6.2 million, respectively. The dollar amount of the deficiency in earnings available for fixed charges and preference dividends for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 was approximately $25.7 million, $15.2 million, $9.0 million, $8.6 million and $3.8 million, respectively.

USE OF PROCEEDS

Unless we state otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes.  These purposes may include capital expenditures and additions to working capital.  When a particular series of securities is offered, the prospectus supplement relating to that series will set forth our intended use for the net proceeds we receive from the sale of the securities.  Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

The selling stockholders will receive all of the proceeds from the sale of such stockholders’ shares of common stock under this prospectus. We will not receive any proceeds from these sales. To the extent proceeds are received upon exercise of the Warrants for which we are registering the underlying shares on the registration statement of which this prospectus is a part, we intend to use any such proceeds for general corporate and working capital purposes. The selling stockholders will pay any underwriting discounts and agent's commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or "blue sky" laws.

 DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities sold by Uni-Pixel in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED

Description of Common Stock

The following summary of the rights of our common stock is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our registration statement on Form S-3, of which this prospectus forms a part.  See “Where You Can Find More Information.”

We have 110,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

As of June 30, 2015 we had 14,230,757 shares of common stock outstanding.  Our authorized but unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock.  The shares of common stock are neither redeemable or convertible.  Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name.  No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  All of the outstanding shares of our common stock are fully paid and non-assessable.  The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our common stock is listed on the NASDAQ Capital Market under the symbol “UNXL”.  On July 2, 2015, the last sale price of our common stock was $2.55 per share.  The transfer agent and registrar for our common stock is Securities Transfer Corporation.  Its address is 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, and its telephone number is (469) 633-0101.

Description of Preferred Stock

Our certificate of incorporation permits us to issue up to 10,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  We currently have no shares of preferred stock outstanding.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

Description of Warrants

Warrants to Purchase Common Stock or Preferred Stock

We may issue warrants for the purchase of our preferred stock or common stock, which we refer to in this prospectus as “equity warrants”.  As explained below, each equity warrant will entitle its holder to purchase our equity securities at an exercise price set forth in, or to be determined as set forth in, the related prospectus supplement.  Equity warrants may be issued separately or together with equity securities.  The equity warrants are to be issued under equity warrant agreements.

The particular terms of each issue of equity warrants and the equity warrant agreement relating to the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Description of Units

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement and incorporated documents. The terms of any units offered under a prospectus supplement may differ from the terms described below.

General

We may issue units consisting of common stock, preferred stock, warrants or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement and any incorporated documents the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any unit agreement under which the units will be issued; and
•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•           prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•           upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•           on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•           any merger or consolidation involving the corporation and the interested stockholder;

•           any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•           subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•           subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•           the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents.  Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.  Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting.  Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the stock to elect some directors.

Vacancies.  Our amended and restated bylaws provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders.  A special meeting of stockholders may only be called by our chairman of the board, the president or the board of directors.

Advance Notice.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS

On April 16, 2015, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two accredited investors (the “Investors”) pursuant to which we agreed to issue and sell in a private placement to the Investors: (i) Notes in an aggregate principal amount of $15,000,000, and (ii) Warrants to purchase shares of our common stock equal to 65% of the number of shares into which the Notes were initially convertible. Pursuant to the terms of the Securities Purchase Agreement, we agreed to seek stockholder approval within 60 days of closing for the issuance of all shares underlying the Notes and the Warrants, as required by NASDAQ Listing Rules 5635(a) and (d). So long as stockholder approval is obtained within 60 days of closing and so long as we have satisfied, or the Investors have waived, certain conditions set forth in the Securities Purchase Agreement, the Investors have committed to investing an additional $5 million of Notes that will be funded on our request within 10 trading days of (a) our receipt stockholder approval and (b) this registration statement being declared effective. If such additional Notes are purchased, the number of shares of common stock issuable pursuant to the Warrants will be automatically increased pursuant to their terms. The registration statement of which this prospectus is a part does not register any securities that the Investors could receive if the additional $5 million is invested.

The following is intended to provide a summary of the terms of the agreements and securities described above. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on April 17, 2015 with these transactions.

Notes and Warrant Securities Purchase Agreement

The Notes and Warrants were issued pursuant to the terms of the Securities Purchase Agreement, among us and the investors listed therein. The Securities Purchase Agreement provided for the sale of the Notes and Warrants for gross proceeds of $15,000,000 to us with the potential to receive an additional $5 million as set forth above.

Notes

Ranking and Security Interest

Pursuant to a Pledge and Security Agreement (the “Security Agreement”) we entered into in favor of Hudson Bay Fund LP as Collateral Agent, the Notes are secured by a perfected first priority security interest in all of our assets and are senior in right of payment to all of our existing and future indebtedness, subject to Permitted Liens, as defined in the Notes. With the exception of Permitted Liens, we have agreed that we will not grant a security interest in our assets so long as the Notes remain outstanding and that we will not incur any new debt except for Permitted Indebtedness, as that term is defined in the Notes.

Maturity Date

Unless earlier converted or redeemed, the Notes mature on April 16, 2016.

Interest and Payment of Interest

The Notes bear interest at a rate of 9% per annum, subject to increase to 18% per annum upon the occurrence and continuance of an event of default (as described below). Interest will be payable monthly in arrears commencing on June 1, 2015 and, so long as certain equity conditions have been satisfied, may be paid in shares of common stock at our option. We may also elect to pay interest in whole or in part in cash.  Interest on the Notes is computed on the basis of a 360-day year and twelve 30-day months. The number of shares of common stock issued for the payment of interest is computed at a price that is the lower of (i) the Conversion Price then in effect and (ii) the Market Price as of the applicable interest date. The Market Price is defined as 85% of the lower of (i) the arithmetic average of the 4 lowest daily weighted average prices of our common stock during the 12 consecutive trading days immediately preceding the applicable date of determination and (ii) the closing sale price on the date prior to the date of determination.

Conversion of the Notes

The holders of the Notes may, at any time, elect to convert the Notes into shares of our common stock at the conversion price, subject to certain beneficial ownership limitations. The conversion price will be $8.47 per share (the “Conversion Price”), subject to adjustment as set forth in the Notes for stock splits, dividends, recapitalizations and similar events, which equaled 110% of the last closing price of our common stock prior to the execution and delivery of the Securities Purchase Agreement.

Redemption of the Notes

Provided there has been no Equity Conditions Failure, as defined in the Notes, we will pay the Installment Amount, as defined in the Notes, by converting all or some of the Installment Amount into common stock (a “Company Conversion”). However, we may also, at our option, pay the Installment Amount by redeeming the Installment Amount in cash (a “Company Redemption”) or by any combination of a Company Conversion and a Company Redemption.

The Investors have the right to accelerate payment on each monthly redemption date of up to two monthly Installment Amounts upon written notice to us. The Investors also have the right to defer payment of a monthly Installment Amount. If an Installment Amount is accelerated, we are required (so long as certain conditions are met) to pay the accelerated Installment Amount in shares of our common stock at the Company Conversion Price, which is the lower of (i) the Conversion Price then in effect and (ii) the Market Price.

Following an Event of Default, as defined in the Notes, the Investors may require us to redeem all or any portion of the Notes. The redemption amount may be paid in cash or with shares of our common stock, at the election of the Investor, at a price equal to the Event of Default Redemption Price. The Event of Default Redemption Price is a price equal to the greater of (x) 115% of the amount the Investor seeks to have paid (the “Default Conversion Amount”) and (y) the product of (A) the Default Conversion Amount and (B) the quotient determined by dividing (I) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the Event of Default and ending on the date the Investor delivers an Event of Default Redemption Notice, by (II) the lowest conversion price in effect during such period, which, in the case of an Event of Default, equals 85% of the lowest closing sale price of the Common Stock during the 30 trading days immediately prior to the conversion date.

Events of Default

The Notes contain standard and customary events of default including but not limited to: (i) failure to register our common stock within certain time periods; (ii) failure to make payments when due under the Notes; (iii) breaches of covenants and (iv) bankruptcy or insolvency.

Following an event of default, the Investors may require us to redeem all or any portion of the Notes. The redemption amount may be paid in cash or with shares of our common stock, at the election of the Investor, at a price equal to the Event of Default Redemption Price, as defined in the Notes.

Fundamental Transactions

The Notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the Notes under a written agreement and we obtain the prior consent of the holders of the Notes. A change of control that is consummated without prior consent is an event of default under the Notes. If we complete a permitted fundamental transaction, such as a merger in which we are not the surviving entity, the holders are entitled to receive the consideration they would have received had they fully converted their Notes and exercised their warrants without regarding to any contractual ownership limits.

Limitations on Conversion and Issuance

The Notes may not be converted and shares of common stock may not be issued under the Notes if, after giving effect to the conversion or issuance, the Investor together with its affiliates would beneficially own in excess of 4.99% or 9.99%, as applicable, of our outstanding shares of common stock. At each Investor’s option, the Notes ownership limitation blocker may be raised or lowered to any other percentage not in excess of 9.99%, as applicable, except that any raise will only be effective upon 61-days' prior notice to us.

Until such time we have obtained stockholder approval required by The NASDAQ Stock Market for the issuance of shares greater than 19.99% of its outstanding and outstanding shares of common stock on the Closing Date, we may not issue, upon conversion of the Notes, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such conversion date (i) in connection with the conversion of any Notes issued pursuant to the Securities Purchase Agreement or as interest pursuant to the Notes and (ii) in connection with the exercise of any Warrants, would exceed that threshold of shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like occurring after April 16, 2015). On May 8, 2015 we noticed a special meeting of our stockholders for June 15, 2015, for the purpose of obtaining stockholder approval. Due to our inability to meet the quorum requirement set forth in our bylaws by that date, we adjourned the special meeting to July 13, 2015.

Common Stock Purchase Warrants

Concurrently with the issuance of the Notes, we issued to each of the purchasers a Warrant to acquire shares of our common stock, or the Warrant Shares, equal to 65% of the shares issuable to each such purchaser upon conversion of the applicable Note. The Warrants are immediately exercisable ending at the close of business on April 16, 2020.

The initial exercise price for the purchase of the Warrant Shares equals $9.63, subject to adjustment as set forth in the Warrant. If, after the Closing Date, we issue or sell, or are deemed to have issued or sold, any shares of common stock (with the exception of certain Excluded Securities, as those are defined in the Warrants) for a consideration per share less than a price equal to the exercise price of the Warrants in effect immediately prior to such issue or sale (or deemed issuance or sale) (a “Dilutive Issuance”), then immediately after the Dilutive Issuance, (x) if the Dilutive Issuance occurs prior to the one year anniversary of the issuance date, then the exercise price then in effect will be reduced to an amount equal to the product of (A) the exercise price in effect immediately prior to the Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the exercise price in effect immediately prior to the Dilutive Issuance and the number of Common Shares Deemed Outstanding (as defined in the Warrants) immediately prior to the Dilutive Issuance plus (II) the consideration, if any, received by us on such Dilutive Issuance, by (2) the product derived by multiplying (I) the exercise price in effect immediately prior to the Dilutive Issuance by (II) the number of Common Shares Deemed Outstanding immediately after the Dilutive Issuance and (y) if the Dilutive Issuance occurs after the one year anniversary of the issuance date but within five years of the issuance date, the exercise price then in effect will be reduced to an amount equal to the price of the shares of common stock issued in the Dilutive Issuance. The Warrants will be exercisable for cash, but if a prospectus covering the shares of common stock underlying the Warrants is not available, the holders may exercise the Warrants using a cashless exercise provision. The Warrants may not be exercised if, after giving effect to the exercise, the Investor would beneficially own in excess of 4.99% or 9.99% of the outstanding shares of common stock, depending on the holder. At the holder’s option, the cap applicable to the exercise of the Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.  If at any time after the initial exercise date, there is no registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the holder thereof, then the Warrant may also be exercised, in whole or in part, at such time by means of a "cashless exercise" as set forth in the Warrant.

Other Information Related to the Notes and Warrant Private Placement

Registration Rights

Under the terms of a registration rights agreement that we entered into in connection with the private placement of the Notes, Warrants and shares of common stock described above, we are required to register for resale the shares of common stock that are issuable upon conversion of the Notes and additional shares that could be used as payment of monthly interest and exercise of the Warrants (plus an additional 100% in excess of the number of shares issuable upon conversion of the Notes) as well as the common stock sold in the private placement. The registration statement of which this prospectus forms a part was filed to satisfy this obligation under the registration rights agreement. The registration rights agreement contains deadlines we must meet to ensure that we are using our reasonable best efforts to cause the registration statement to be declared effective as soon as possible. The registration rights agreement provides for the payment of partial liquidated damages of one percent of the principal amount of the Notes per month in the event we fail to meet certain specified deadlines, including initial filing, responding to comments of the Staff within a specified period of time and requesting acceleration within a specified time after being advised by the Staff of the ability to do so; however, the registration rights agreement does not contain an absolute deadline for effectiveness of the registration statement.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders pursuant to the terms of the Notes and upon exercise of the Warrants.  For additional information regarding the issuance of those Notes and Warrants, see "Private Placement of Convertible Notes and Warrants" above.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the Notes and the Warrants issued and to be issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Notes and Warrants, as of June 30, 2015, assuming conversion of all Notes and exercise of all Warrants held by the selling stockholders on that date, without regard to any limitations on conversion, amortization, redemption or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus covers the resale of the sum of (i) 200% of the maximum number of shares of common stock issued and issuable pursuant to the Notes issued and issuable pursuant to the Securities Purchase Agreement as of the Trading Day, as defined in the Securities Purchase Agreement, immediately preceding the date the registration statement was initially filed with the SEC, and (ii) 425,387 shares of common stock (out of a total 1,151,121 shares) issued and issuable upon exercise of the Warrants issued and issuable pursuant to the Securities Purchase Agreement. Because the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Notes and the Warrants, a selling stockholder may not convert the Notes or exercise the Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, depending on the specific terms applicable to such stockholder, of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Notes which have not been converted and upon exercise of the Warrants which have not been exercised.  The number of shares in the second column does not reflect this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering
Hudson Bay Master Fund Ltd. (3)	3,504,726(4)	3,743,902	0
Capital Ventures International (5)	292,207(6)	415,989	0

(1)	Does not include any shares potentially issuable in payment of interest because the determination of whether to pay interest shares is in our discretion.

(2)
Represents (i) 200% of the shares of common stock issuable pursuant to the terms of the Notes, including shares issuable as payment of interest, and (ii) 425,387 shares issuable upon exercise of the Warrants (out of a total 1,151,121 warrants) without regard to any restrictions or limitations on the number of shares of common stock issuable pursuant to the terms of the Notes.

(3)
Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P.  Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(4)
Amount includes 1,036,009 shares of common stock underlying a Warrant, of which 382,848 shares have been registered pursuant to this prospectus and a total of 1,311,692 shares of common stock issued to the selling stockholder for the payment of principal in the aggregate amount of $3,700,000 and interest in the aggregate amount of $167,437.50.

(5)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI is affiliated with one or more registered broker-dealers.  CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(6)	Amount includes 115,112 shares of common stock underlying a Warrant, of which 42,539 shares have been registered pursuant to this prospectus.

PLAN OF DISTRIBUTION

Company Distributions

We may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NASDAQ Capital Market or sales made through a market maker other than on an exchange or other similar offerings through sales agents; or

•	otherwise through any other method permitted by applicable law or a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•
enter into option or other types of transactions that require the delivery of shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. Any prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale

•	in transactions in the over-the-counter market;

•
in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade

•	through the writing of options; or

•	through other types of transactions

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•
in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares during and after this offering, but those underwriters will not be obligated to do so and may discontinue any market making at any time. Specifically, the underwriters may over-allot or otherwise create a short position in the common shares for their own accounts by selling more common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing common stock in the open market and may impose penalty bids. If penalty bids are  imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by any person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of us.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

Any broker-dealer participating in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any securities such entity sells pursuant to this prospectus.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Stockholders’ Distributions

We are registering the shares of common stock issuable pursuant to the terms of the Notes and upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Notes and Warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp, LLP.

EXPERTS

PMB Helin Donovan, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement.  Our consolidated financial statements are incorporated by reference in reliance on PMB Helin Donovan, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith.  For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement.  A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.unipixel.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents.  You should read carefully the information incorporated herein by reference because it is an important part of this prospectus.  We hereby incorporate by reference the following documents into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 26, 2015;

•	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on January 27, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC on May 11, 2015;

•
Our Current Reports on Form 8-K filed with the SEC on February 12, 2015, February 20, 2015, February 26, 2015, April 17, 2015 (as amended on June 19, 2015), April 23, 2015, April 27, 2015, May 1, 2015, May 12, 2015, May 15, 2015, May 28, 2015, June 1, 2015 and June 15, 2015; and

•
The description of our common stock included in our Registration Statement on Form 8-A/A, as filed with the SEC on December 9, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), after the date of this prospectus and before the termination or completion of this offering (including all such documents filed with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents.  Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Uni-Pixel, Inc., 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381 Attn: Chief Financial Officer, (281) 825-4500.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

9,625,871 Shares of Common Stock

Warrants to Purchase 9,625,871 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Lead Placement Agent

Roth Capital Partners

Co-Placement Agent

Ladenburg Thalmann

November 24, 2015